Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

SUNEDISON, INC.,

as Seller Parent,

SUNE HAWAII SOLAR HOLDINGS, LLC,

FIRST WIND SOLAR PORTFOLIO, LLC,

FIRST WIND CALIFORNIA HOLDINGS, LLC

and

SUNE WIND HOLDINGS, INC.,

as Sellers,

SELLER NOTE, LLC,

as Note Issuer,

and

MADISON DEARBORN CAPITAL PARTNERS IV, L.P.,

D. E. SHAW COMPOSITE HOLDINGS, LLC,

D. E. SHAW CF-SP SERIES 1 MWP ACQUISITION, L.L.C.,

D. E. SHAW CF-SP SERIES 13-04, L.L.C.,

D. E. SHAW CF-SP SERIES 8-01, L.L.C.,

D. E. SHAW CF-SP SERIES 11-06, L.L.C.,

D. E. SHAW CF-SP SERIES 10-07, L.L.C.

and

NORTHWESTERN UNIVERSITY

as Buyers

Dated as of December 29, 2015

ii

SCHEDULES

Schedule A	Company Group Amounts
Schedule 2.01(b)	TERP Shares
Schedule 4.05	Project and Assets Owned by Each Company
Schedule 4.06	Encumbrances on Equity
Schedule 4.07	Legal Proceedings
Schedule 4.09	Material Company Contracts
Schedule 4.12	Affiliate Transactions
Schedule 4.13	Financial Statements
Schedule 4.14	Liabilities
Schedule 4.17	Equity Commitments
Schedule 4.20	Tax Classification
Schedule 5.07	Holders of Notes
Schedule 6.02	Interim Period Operations
Schedule 6.15(b)	Non-terminable Affiliate Contracts
Schedule 6.16(c)	Hawaii Development Expenses
Schedule 6.16(d)	Pre-Approved Expenses
Schedule 7.01(e)	Required Consents and Approvals

iii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT is made as of December 29, 2015 (this “Agreement”) by and among (a) SunE Hawaii Solar Holdings, LLC, a Delaware limited liability company (“Oahu Seller”), First Wind Solar Portfolio, LLC, a Delaware limited liability company (“Kawailoa Seller”), First Wind California Holdings, LLC, a Delaware limited liability company (“Mount Signal Seller”), and SunE Wind Holdings, Inc., a Delaware corporation (“Four Brothers/Three Cedars Seller”, and together with Oahu Seller, Kawailoa Seller and Mount Signal Seller, “Sellers”), (b) SunEdison Inc., a Delaware corporation (“Seller Parent”), (c) Seller Note, LLC, a Delaware limited liability company (“Note Issuer”), and (d) Madison Dearborn Capital Partners IV, L.P. (“MDCP”), D. E. Shaw Composite Holdings, LLC (“DESCH”), D. E. Shaw CF-SP Series 1 MWP Acquisition, L.L.C., D. E. Shaw CF-SP Series 13-04, L.L.C., D. E. Shaw CF-SP Series 8-01, L.L.C., D. E. Shaw CF-SP Series 11-06, L.L.C., D. E. Shaw CF-SP Series 10-07, L.L.C., and Northwestern University (the entities listed in this clause (d) are each referred to herein as a “Buyer” or, collectively, as “Buyers”). Buyers, Sellers and Seller Parent are each referred to herein as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, (i) Oahu Seller owns all of the limited liability company interests in SunE Oahu Solar Holdings, LLC, a Delaware limited liability company (such interests, the “Oahu Equity Interests” and such company, “Oahu Company”), (ii) Kawailoa Seller owns all of the equity interests in Kawailoa Solar Holdings, LLC, a Delaware limited liability company (such interests, the “Kawailoa Equity Interests” and such company, “Kawailoa Company”), (iii) Mount Signal Seller owns all of the equity interests in Imperial Valley Solar 2, LLC, a Delaware limited liability company (such interests, the “Mount Signal 2 Equity Interests” and such company, “Mount Signal 2 Company”), and Imperial Valley Solar 3, LLC, a Delaware limited liability company (such interests, the “Mount Signal 3 Equity Interests” and such company, “Mount Signal 3 Company”), and (iv) Four Brothers/Three Cedars Seller owns all of the equity interests in Four Brothers Capital, LLC, a Delaware limited liability company (such interests, the “Four Brothers Equity Interests” and such company, “Four Brothers Company”), Granite Mountain Capital, LLC, a Delaware limited liability company (such interests, the “Granite Mountain Equity Interests” and such company, “Granite Mountain Company”), and Iron Springs Capital, LLC, a Delaware limited liability company (such interests, the “Iron Springs Equity Interests” and, together with the Oahu Equity Interests, the Kawailoa Equity Interests, the Mount Signal 2 Equity Interests, the Mount Signal 3 Equity Interests, the Four Brothers Equity Interests and the Granite Mountain Equity Interests, the “Equity Interests”, and such company, “Iron Springs Company” and, together with Oahu Company, Kawailoa Company, Mount Signal 2 Company, Mount Signal 3 Company, Four Brothers Company and Granite Mountain Company, the “Companies” and each, a “Company”);

WHEREAS, in connection with the transactions contemplated by that certain Purchase and Sale Agreement, dated as of November 17, 2014 (as amended or supplemented from time to time prior to the date hereof, the “2014 PSA”), by and among Seller Parent, certain affiliates of Seller Parent and certain affiliates of Buyers, Note Issuer issued $336,470,000 aggregate principal amount of Exchangeable Notes (as defined below) to certain affiliates of Buyers;

WHEREAS, Buyers desire to purchase from Sellers, and Sellers desire to sell, assign, transfer, convey and deliver to Buyers, free and clear of all Liens (as defined below) other than Permitted Liens (as defined below), all of their right, title and interest in and to the Equity Interests on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in connection with the contemplated sale of the Equity Interests by Sellers and the related repayment and cancellation of a portion of the Exchangeable Notes under this Agreement, Seller Parent agrees to cause the delivery of the Initial TERP Class A Shares (as defined below) and Buyers will cause the delivery of Exchangeable Notes, in the aggregate principal amount provided for in Section 2.01(b), to the Note Trustee (as defined below) for cancellation on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

“2014 PSA” has the meaning given to that term in the recitals to this Agreement.

“8 Minute Energy” means 8minutenergy Renewables, LLC or any of its Subsidiaries.

“Action” means any action, suit, proceeding, arbitration or Governmental Authority investigation.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or ownership interests, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in such partnership or limited liability company.

“Aggregate Dividends” means, as of any date of determination, the aggregate amount of any dividends paid on each Buyer’s Initial TERP Class A Shares while any such Buyer is the holder of record thereof

“Agreement” has the meaning given to that term in the preamble to this Agreement.

“Ancillary Agreements” means (i) the Payment Agreement, dated as of December 29, 2015, by and among Seller Parent, DESCH and MDCP, (ii) the Omnibus Amendment to Non-

Competition and Non-Solicitation Agreements, dated as of December 29, 2015, by and among Seller Parent, TERP, D. E. Shaw MWP Acquisition Holdings, L.L.C., DESCH and MDCP, (iii) Amendment to Registration Rights Agreement, dated as of December 29, 2015, by and among TERP, Seller Parent and holders of registrable securities party thereto and (iii) the other documents and agreements to be delivered pursuant to this Agreement.

“Applicable Cap” has the meaning given to that term in Section 11.04(a).

“Applicable Date” means the date on which a Company’s assets were acquired by Seller Parent or its Affiliates from a third party.

“Applicable Deductible” has the meaning given to that term in Section 11.04(a).

“Applicable Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any state, county, city or other political subdivision thereof or of any Governmental Authority.

“Back-to-Back Guarantees” has the meaning given to that term in Section 6.20(a).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated to close.

“Buyer Indemnification Claim” means, as to any Buyer, any indemnification claim of such Buyer or any of its Affiliates against any Seller or any of its Affiliates with regard to any Equity Interest.

“Buyer” and “Buyers” have the meanings given to those terms in the preamble to this Agreement, and their respective permitted successors and assigns.

“Claim” and “Claims” have the meaning given to those terms in Section 6.10(b).

“Closing” means each closing of the applicable transactions contemplated by Section 2.01.

“Closing Date” means, with respect to each Company Group, (a) the third (3rd) Business Day following the date on which the last of the conditions set forth in Article VII and Article VIII with respect to such Company Group (other than those that by their nature are intended to be satisfied at the applicable Closing, but subject to the satisfaction or waiver thereof at such Closing) are satisfied or waived by the applicable Parties or (b) such other date as the Parties mutually agree upon in writing.

“Code” means the Internal Revenue Code of 1986.

“Companies” has the meaning given to that term in the recitals to this Agreement.

“Company Contracts” has the meaning set forth in Section 4.09(a).

“Company Group” means any of Kawailoa Company, Oahu Group, Mount Signal Group, Four Brothers Company or Three Cedars Group and, in each case, as the context may require, their respective Subsidiaries.

“Company Group Amount” means the amounts assigned to each Company Group as set forth on Schedule A.

“Company Group Entity” means each Company and each Subsidiary of each Company.

“Company Securities” has the meaning given to that term in Section 4.06(a).

“Company Subsidiary Securities” has the meaning given to that term in Section 4.06(c).

“Contract” means any contract, agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other legally binding arrangement.

“Cost Adjustment Project” has the meaning given to that term in Section 6.18(a).

“Cost Overrun” has the meaning given to that term in Section 6.18(d).

“Cost Savings” has the meaning given to that term in Section 6.18(a).

“Cost Savings Determination” has the meaning given to that term in Section 6.18(h).

“Credit Support Recapture Amount” has the meaning given to that term in Section 6.18(f).

“Current Representation” has the meaning given to that term in Section 6.12(a).

“Deemed Interest Amount” means, as of any date of determination, (x) the amount of accrued and unpaid interest as of the date hereof on the Exchangeable Notes to be delivered for cancellation pursuant to Section 2.01(b), plus (y) the amount of accrued and unpaid interest due on any Exchangeable Notes delivered for cancellation pursuant to Section 2.01(c) as of the applicable Closing Date, plus (z) an amount equal to the interest that would accrue from the date hereof on the aggregate principal amount outstanding of the Exchangeable Notes to be delivered for cancellation pursuant to Section 2.01(b) if such Exchangeable Notes were not cancelled, calculated as set forth in the Exchangeable Note Indenture, provided that upon and from the occurrence of each Closing, the aggregate principal amount of the Exchangeable Notes to which clause (z) of the Deemed Interest Amount is applicable shall be reduced in a proportion equal to the proportion of the applicable Company Group Amount relative to $215 million, and provided further that, for the avoidance of doubt, (i) the Deemed Interest Amount shall be reduced by any interest actually paid under the Exchangeable Note Indenture in respect of any Exchangeable Notes delivered for cancellation pursuant to Section 2.01(b) subsequent to the date hereof and (ii) any interest that has become irrevocably payable under the Exchangeable Note Indenture in respect of any Exchangeable Notes shall not constitute unpaid interest in respect of such Exchangeable Notes for all purposes under this Agreement.

“Depositary” has the meaning given to that term in the Exchangeable Note Indenture.

“DESCH” has the meaning given to that term in the preamble to this Agreement.

“Designated Person” has the meaning given to that term in Section 6.12(a).

“End Date” has the meaning given to that term in Section 10.01(a).

“Environmental Laws” means any and all Applicable Laws, applicable Orders or other applicable legally enforceable requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment or natural resources or exposure to hazardous substances.

“Equity Interests” has the meaning given to that term in the recitals to this Agreement.

“Equity Securities” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of the issuing entity.

“Excess TERP Class A Shares” means, as to any Buyer as of any date of determination, the number of TERP Class A Shares (which shall not be less than zero) equal to such Buyer’s pro rata share of (i) the Initial TERP Class A Shares, minus (ii) (A) the Net Note Principal Amount, divided by (B) the TERP Stock Value as of such date.

“Exchangeable Note Indenture” means the Indenture for the Exchangeable Notes, dated as of January 29, 2015, among Note Issuer, as issuer, Seller Parent, as guarantor, and Wilmington Trust, National Association, as trustee and collateral agent, as amended or supplemented from time to time.

“Exchangeable Notes” means the 3.75% Guaranteed Exchangeable Senior Secured Notes issued by Note Issuer under the Exchangeable Note Indenture.

“Excluded Guarantees” has the meaning given to that term in Section 8.01(g).

“Financial Statements” has the meaning given to that term in Section 4.13.

“Four Brothers Company” has the meaning given to that term in the recitals to this Agreement.

“Four Brothers Equity Interests” has the meaning given to that term in the recitals to this Agreement.

“Four Brothers/Three Cedars Seller” has the meaning given to that term in the preamble to this Agreement.

“Fundamental Representations” has the meaning given to that term in Section 11.01(a).

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified periods.

“Governmental Approval” means any authorization, consent, approval, license, permit, franchise, tariff, certificate of authority, registration, rate, certification, agreement, directive, waiver, exemption, variance, other similar consent or Order of any Governmental Authority.

“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States or any foreign country, any state or local body of the United States or any foreign country or any political subdivision of any of the foregoing, and any tribunal, court or arbitrator(s) of competent jurisdiction.

“Granite Mountain Company” has the meaning given to that term in the recitals to this Agreement.

“Granite Mountain Equity Interests” has the meaning given to that term in the recitals to this Agreement.

“Granite Mountain LC” means that certain irrevocable standby letter of credit no S323978, dated as of November 5, 2015, issued by KeyBank National Association in favor of Wilmington Trust, National Association on behalf of SunEdison Inc. as the applicant in the aggregate amount of $4,218,621.51.

“Guarantee Beneficiaries” has the meaning given to that term in Section 6.20(a).

“Hawaii Kawailoa Group” means Kawailoa Company.

“Hawaii Group” means any of the Hawaii Kawailoa Group or the Hawaii Oahu Group.

“Hawaii Oahu Group” means Oahu Company.

“HECO PPA” means the Power Purchase Agreements by and among Affiliates of Kawailoa Company and Affiliates of HECO.

“HECO” has the meaning given to that term in Section 6.16(c).

“Holder” has the meaning given to that term in the Exchangeable Note Indenture.

“HSR Approval” has the meaning given to that term in Section 7.01(e).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Independent Expert” has the meaning given to that term in Section 6.18(i).

“Initial TERP Class A Shares” has the meaning given to that term in Section 2.01(b).

“Interim Period” has the meaning given to that term in Section 6.01.

“Iron Springs Company” has the meaning given to that term in the recitals to this Agreement.

“Iron Springs Equity Interests” has the meaning given to that term in the recitals to this Agreement.

“Iron Springs LC” means that certain irrevocable standby letter of credit no S323979, dated as of November 5, 2015, issued by Keybank National Association in favor of Wilmington Trust, National Association on behalf of SunEdison Inc. as the applicant in the aggregate amount of $2,579,332.30.

“JV Definitive Agreement” has the meaning given to that term in Section 6.14(a).

“Kawailoa ASA Agreement” means the Administrative Services Agreement, dated as of March 20, 2012, by and between Kawailoa Wind, LLC, as Company, and First Wind Energy, LLC, as Manager, and the Amended and Restated Administrative Services Agreement, dated as of May 9, 2013, by and between Kawailoa Wind, LLC, as Company, and First Wind Energy, LLC, as Manager.

“Kawailoa Company” has the meaning given to that term in the recitals to this Agreement.

“Kawailoa Equity Interests” has the meaning given to that term in the recitals to this Agreement.

“Kawailoa Project O&M Agreement” means the Project O&M Agreement, dated as of March 20, 2012, by and between First Wind O&M, LLC, as Operations Manager, and Kawailoa Wind, LLC, as owner, and the Amended and Restated Project O&M Agreement, dated as of May 9, 2013, by and between Kawailoa Wind, LLC, as owner, and First Wind O&M, LLC, as O&M Contractor.

“Kawailoa Seller” has the meaning given to that term in the preamble to this Agreement.

“Kawailoa Supplemental ASA” means the Supplemental Amended and Restated Administrative Services Agreement, dated as of May 9, 2013, by and between Kawailoa Wind, LLC, and DESRI IC Acquisition L.L.C., as Manager.

“Liabilities” means all obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Liens” means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, or conditional sale or other title retention device or arrangement.

“Lock-Up Expiration Date” has the meaning given to that term in Section 6.09(a).

“Losses” has the meaning given to that term in Section 11.02(a).

“Material Adverse Effect” means, with respect to any Company Group, any change, development, event, effect or occurrence (“Effect”) that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, results of operations or financial condition of such Company Group, taken as a whole; provided, however, that any Effect attributable to (a) any changes affecting the solar or wind power industry generally, (b) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Order, protocol, government program, industry standard or change of federal Applicable Law of or by any federal Governmental Authority, in each case, generally applicable in the United States, (c) any change in wholesale or retail electric power prices, (d) any change in general regulatory or political conditions, including any engagement of hostilities, act of war or terrorist activity or any change imposed by a Governmental Authority associated with national security or any natural disasters, (e) any change in GAAP, (f) the announcement, pendency or consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, (g) any action taken by the Companies or Sellers that is required pursuant to this Agreement, (h) any action taken (or omitted to be taken) at the specific request of Buyers, (i) any failure by the Companies to meet any projections or forecasts for any period occurring on or after the date hereof (but, for the avoidance of doubt, not the underlying cause of any such failure) or (j) any change or development in any financial, banking or securities market (including any increased interest rates or other costs for, or reduction in the availability of, financing or suspension of trading in, or limitation on prices for, securities on a securities market (including an over-the-counter market), exchange or trading platform) or the economy in general, shall, in each case, be excluded from such determination, except in the event the Effect of such changes or events attributable to the foregoing subclause (a), (b), (d), (e) or (j) would reasonably be expected to have a disproportionate impact on such Company Group, taken as a whole, relative to other solar or wind development companies operating in the markets in which such Company Group operates (but only to the extent of the incremental disproportionate impact on such Company Group, relative to other solar or wind development companies in the markets in which such Company Group operates).

“MDCP” has the meaning given to that term in the preamble to this Agreement.

“Mount Signal 2 Company” has the meaning given to that term in the recitals to this Agreement.

“Mount Signal 2 Equity Interests” has the meaning given to that term in the recitals to this Agreement.

“Mount Signal 3 Company” has the meaning given to that term in the recitals to this Agreement.

“Mount Signal 3 Equity Interests” has the meaning given to that term in the recitals to this Agreement.

“Mount Signal Amount” has the meaning given to that term in Section 6.14(c).

“Mount Signal Group” means Mount Signal 2 Company and Mount Signal 3 Company.

“Mount Signal Payables” has the meaning given to that term in Section 6.14(c).

“Mount Signal Seller” has the meaning given to that term in the preamble to this Agreement.

“Net Note Principal Amount” means, as of any date of determination, an amount equal to:

(i) $121,470,000, minus

(ii) Aggregate Dividends, plus

(iii) the Deemed Interest Amount, together with (A) interest (i) on the amount set forth in clause (x) of the definition thereof accruing from the date hereof and (ii) on the amount in clause (y) of the definition thereof accruing from the applicable Closing Date, in each case, based on a rate of 10% per annum through such determination date, and (B) the aggregate amount of reasonably estimated taxes payable by any Buyer in respect thereof, plus

(iv) the lesser of (A) the Transaction Expenses and (B) $2,750,000, in each case, together with interest on such amount based on a rate of 10% per annum from the date on which such amount is due and payable under this Agreement through such determination date.

“Original Model” has the meaning given to that term in Section 6.18(a).

“Note Issuer” has the meaning given to that term in the recitals to this Agreement.

“Note Prepayment Amount” means the amount of the principal outstanding under the Exchangeable Notes that may be required to be paid pursuant to Section 10.03 with respect to each Company Group as set forth on Schedule A, as may be adjusted pursuant to Section 6.16.

“Note Trustee” means Wilmington Trust, National Association, in its capacity as the trustee or the collateral agent under the Exchangeable Note Indenture and the Pledge Agreement, as applicable, or its successor or assigns in accordance with the Exchangeable Note Indenture.

“Noteholder Consent” means the written consent of 100% of the Holders to release the Pledged Collateral in accordance with the Exchangeable Note Indenture and the Pledge Agreement.

“Notice” means the notice, dated December 16, 2015, delivered by DESCH and MDCP to Seller Parent, Note Issuer and the Note Trustee regarding certain matters under the Exchangeable Note Indenture.

“Notification Period” has the meaning given to that term in Section 6.09(b).

“Oahu Company” has the meaning given to that term in the recitals to this Agreement.

“Oahu Equity Interests” has the meaning given to that term in the recitals to this Agreement.

“Oahu Seller” has the meaning given to that term in the preamble to this Agreement.

“Order” means any final writ, judgment, decree, injunction or similar order of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company operating agreement, or such other governing documents of such Person.

“Party” and “Parties” have the meanings given to those terms in the preamble to this Agreement.

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP; (b) any Lien arising in the ordinary course of business by operation of Applicable Law with respect to a Liability that is not yet due or delinquent or that is being contested in good faith; (c) any purchase money Lien arising in the ordinary course of business; (d) zoning and planning designations by any Governmental Authority and other similar rights of any Governmental Authority to regulate any property; (e) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Applicable Laws; (f) any Lien that is released on or prior to the applicable Closing; (g) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, and statutory or common law Liens to secure claims for labor, materials or supplies arising in the ordinary course of business which are not delinquent; (h) easements, rights-of-way, encroachments, defects or irregularities in title and other encumbrances on real property that either (i) do not materially interfere with the ordinary conduct of business of the Companies or the Projects as they are proposed to be constructed and operated or (ii) are described in a mortgage policy of title insurance or survey with respect to any of the properties made available to Buyers; (i) interests of grantors pursuant to easements and similar instruments and interests of landlords; (j) statutory or contractual Liens of landlords on the interests of tenants; (k) Liens on the landlord’s or prior landlord’s or grantor’s interests; (l) Liens created by Buyers; and (m) Liens required under any Contracts or Governmental Approvals.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, Governmental Authority or other entity.

“Pledge Agreement” means the Pledge Agreement, dated as of January 29, 2015, between Note Issuer and Wilmington Trust, National Association, as collateral agent for the secured parties thereunder.

“Pledged Collateral” has the meaning given to that term in the Pledge Agreement.

“Post-Closing Representation” has the meaning given to that term in Section 6.12(a).

“Project” means any of the projects (or assets in the case of the Mount Signal Seller) described in Schedule 4.05 held indirectly by each Seller.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of January 29, 2015, as amended as of the date hereof, among Note Issuer, Seller Parent and holders of registrable securities from time to time party thereto.

“Releasee” and “Releasees” have the meaning given to those terms in Section 6.10(b).

“Releasing Party” and “Releasing Parties” have the meaning given to those terms in Section 6.10(b).

“Replacement LCs” has the meaning given to that term in Section 6.18(e).

“Representatives” means, as to any Person, its officers, directors, employees, partners, members, stockholders, counsel, accountants, financial advisers, engineers and consultants.

“Restricted Transaction” has the meaning given to that term in Section 6.09(a).

“Review Period” has the meaning given to that term in Section 6.18(i).

“Seller Parent” has the meaning given to that term in the preamble to this Agreement.

“Sellers” has the meaning given to that term in the preamble to this Agreement.

“Separateness Provisions” has the meaning given to that term in Section 4.22.

“Solvent” means, with respect to any Person on a particular date, that on such date, (a) the present fair salable value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of the such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Approvals” has the meaning given to that term in Section 7.01(e).

“Statement of Objections” has the meaning given to that term in Section 6.18(i).

“Subsidiary” means, with respect to any Person, any other Person of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the outstanding equity securities or securities carrying the voting power in the election of the board of directors or other governing body of such Person. For the avoidance of doubt, each of Four Brothers Solar, LLC, Granite Mountain Holdings, LLC and Iron Springs Solar, LLC, and each of their respective Subsidiaries are Subsidiaries of the applicable Company.

“Tax” means any tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

“Tax Benefit” has the meaning given to that term in Section 11.04(g).

“Tax Return” means any tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.

“TERP” means TerraForm Power, Inc., a Delaware corporation.

“TERP Class A Shares” means shares of Class A common stock of TerraForm Power, Inc., par value $0.01 per share.

“TERP Stock Value” means, as of any date of determination, the volume weighted average price of a TERP Class A Share for the fifteen (15) trading days immediately prior to such date, starting with the opening of trading on the first trading day to the closing of the last trading day prior to such date (for the avoidance of doubt, excluding any trading day that is such date), as reported by Bloomberg.

“Third Party Approvals” has the meaning given to that term in Section 7.01(e).

“Third Party Claim” has the meaning given to that term in Section 11.03.

“Three Cedars Group” means Granite Mountain Company and Iron Spring Company.

“Total Note Principal Amount” means $336,470,000.

“Transaction Expenses” has the meaning given to that term in Section 12.02.

“Transfer Agent” means the transfer agent in respect of the TERP Class A Shares.

“Updated Model” has the meaning given to that term in Section 6.18(a).

“Warranty Breach” has the meaning given to that term in Section 11.02(a).

1.02 Rules of Construction.

(a) All article, section, subsection, schedule and annex references used in this Agreement are to articles, sections, subsections, schedules and annexes to this Agreement, unless otherwise specified. The annexes and schedules attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” and the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Any reference to a law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced in this Agreement are in U.S. Dollars.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(e) All accounting terms used herein and not expressly defined herein shall have the respective meanings given such terms under GAAP.

(f) The terms “Buyers” refers to the Persons listed in the preamble as “Buyers”, and each of their respective successors and assigns. Unless the context requires otherwise, the consent of Buyers or notice of Buyers means the joint notice or consent of MDCP and DESCH or their respective successors and assigns. In all other cases, each Buyer shall be deemed to be acting separately, and the actions of MDCP shall not be interpreted as binding on DESCH or its Affiliates, and similarly, the actions of DESCH shall not be deemed binding on MDCP or Northwestern University.

ARTICLE II

PURCHASE AND SALE OF EQUITY INTERESTS; DELIVERY OF NOTES; CLOSING

2.01 Purchase and Sale of Equity Interests; Delivery of Notes.

(a) Subject to the terms and conditions of this Agreement (including, without limitation, Article VI and Article VII), each Buyer agrees to purchase, directly or indirectly (or to cause one or more of its designees to purchase), at the applicable Closing, its pro rata share of the applicable Equity Interests from the applicable Seller, and each Seller agrees to sell such pro rata share of the Equity Interests owned by it to such Buyer (or one or more of its designees), free and clear of all Liens.

(b) Subject to the terms and conditions of this Agreement, including the Parties’ obligations under Section 6.08, the Parties agree that upon the signing of this Agreement, (i) each Buyer shall instruct its custodian or nominee holding the Exchangeable Notes to deliver its consent to the release of the Pledged Collateral in accordance with the procedures of the Depositary, and will take any other actions necessary to cause the effectiveness of the Noteholder Consent as promptly as reasonably practicable, (ii) once the Noteholder Consent is effective, all of the Pledged Collateral shall be irrevocably released and, at the instruction of the Holders, delivered by the Note Trustee to the Transfer Agent, (iii) Note Issuer irrevocably agrees to cause the Transfer Agent, upon the receipt by the Transfer Agent of the Pledged Collateral, to promptly issue in restricted book-entry form the 12,161,844 TERP Class A Shares (the “Initial TERP Class A Shares”) issuable in exchange for the Pledged Collateral in the amounts and in the names of the persons listed on Schedule 2.01(b), in accordance with the procedures set forth on Schedule 2.01(b), and (iv) upon the receipt by each Buyer of its pro rata share of the Initial Class A TERP Shares in accordance with Schedule 2.01(b), such Buyer irrevocably agrees to deliver or cause to be delivered on behalf of Note Issuer, through the facilities of the Depositary, Exchangeable Notes in an aggregate principal amount equal to such Buyer’s pro rata share of $121,470,000.

(c) On the terms and subject to the conditions of this Agreement, each Buyer agrees that at the applicable Closing, it will deliver, or cause to be delivered on behalf of Note Issuer, through the facilities of the Depositary, Exchangeable Notes in an aggregate principal amount equal to such Buyer’s pro rata share of the Company Group Amount assigned to the applicable Company Group as set forth on Schedule A, to the Note Trustee for cancellation in accordance with Section 2.12 of the Exchangeable Note Indenture.

2.02 Closing. Each Closing will take place on the applicable Closing Date at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, at 1440 New York Avenue, N.W., Washington, D.C. 20005, or at such other place as the Parties shall mutually agree in writing, at 10:00 a.m. Eastern time, on the applicable Closing Date. At each Closing, the Parties will cause the transactions described in Section 2.01 to occur and will, as applicable, deliver the other documents and instruments to be delivered under Article VII and Article VIII. For the avoidance of doubt, it is the Parties’ intention that the Closing with respect to a Company Group is independent of the Closing of each other Company Group, as the conditions set forth in Article VII and Article VIII are satisfied or waived with respect to such Company Group in accordance with the terms hereof.

2.03 Buyers’ Obligations. All obligations of each Buyer under this Agreement, including any payment obligations, shall be several, and not joint.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER PARENT

Each of Seller Parent and Note Issuer hereby represents and warrants to Buyers as of the date hereof and as of each Closing Date as follows:

3.01 Organization. It is duly formed, validly existing and in good standing under the Applicable Laws of its jurisdiction of formation, and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties.

3.02 Authority; Enforceability. It has all requisite power and authority to execute and deliver this Agreement and, when executed, the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by it of this Agreement and, when executed, the Ancillary Agreements to which it is a party, and the performance by it of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate, limited liability or other applicable organizational action. This Agreement and, when executed, each Ancillary Agreement to which it is a party, have been duly and validly executed and delivered by it and constitute the legal, valid and binding obligation of each enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Applicable Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.03 No Conflicts; Consents and Approvals. The execution and delivery by it of this Agreement and, when executed, the Ancillary Agreements to which it is a party do not, and the performance by it of its obligations under this Agreement and, when executed, the Ancillary Agreements to which it is a party, will not:

(a) if applicable, conflict with or result in a violation or breach of any of the terms, conditions or provisions of its Organizational Documents;

(b) assuming the Specified Approvals (without giving effect to any updates thereto as contemplated by Section 7.01(e) that adds any consent, waiver or approval of TERP or any of its Subsidiaries) have been obtained or waived in writing, be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any Contract to which it is a party, except for (i) any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on its ability to perform its obligations hereunder or, when executed, any Ancillary Agreement to which it is a party and (ii) approvals required as a result of the business activities of Buyers and their Affiliates; or

(c) assuming the Specified Approvals have been made, obtained or given, (i) conflict with, violate or breach any term or provision of any Applicable Law applicable to it, except as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on its ability to perform its obligations hereunder or (ii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any Applicable Law, other than (1) such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on its ability to perform its obligations hereunder and (2) such approvals required as a result of the business activities of Buyers and their Affiliates.

3.04 Brokers. It does not have any Liability to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.05 Legal Proceedings. There are no Actions pending or, to its knowledge, threatened in writing against it, nor are there any outstanding Orders that affect or bind it or any of its properties, which in any manner seeks to restrain, enjoin, prohibit, make illegal or materially delay the transactions contemplated by this Agreement or the performance by it of its respective obligations under this Agreement or, when executed, the Ancillary Agreements to which it is a party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth on the Disclosure Schedules, Seller Parent, jointly and severally with each other Seller, and each Seller, severally, hereby represents and warrants, to Buyers, as of the date hereof and as of each Closing Date, as follows:

4.01 Organization.

(a) Such Seller is duly formed, validly existing and in good standing under the Applicable Laws of its jurisdiction of formation, and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties.

(b) Such Company is duly formed, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization, and has all requisite organizational power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties. Such Company is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its respective properties make such qualification or licensing necessary, except as would not have, individually or in the aggregate, a Material Adverse Effect.

(c) Each Subsidiary of such Company is duly formed, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization, and has all requisite organizational power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties. Each Subsidiary of such Company is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its respective properties make such qualification or licensing necessary, except as would not have, individually or in the aggregate, a Material Adverse Effect.

4.02 Authority; Enforceability. Such Seller has all requisite power and authority to execute and deliver this Agreement and, when executed, the Ancillary Agreements to which such Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and, when executed, the Ancillary Agreements to which such Seller is a party, and the performance by such Seller of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate, limited liability or other applicable organizational action. This Agreement and, when executed, each Ancillary Agreement to which such Seller is a party, has been duly and validly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Applicable Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

4.03 No Conflicts; Consents and Approvals. The execution and delivery by such Seller of this Agreement and, when executed, the Ancillary Agreements to which such Seller is a party do not, and the performance by such Seller of its obligations under this Agreement and, when executed, the Ancillary Agreements to which such Seller is a party will not:

(a) if applicable, conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of such Seller or the Organizational Documents of the Companies owned by such Seller or their Subsidiaries;

(b) assuming the Specified Approvals (without giving effect to any updates thereto as contemplated by Section 7.01(e) that adds any consent, waiver or approval of TERP or any of its Subsidaries) have been obtained or waived in writing, be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any Contract to which such Seller or the Companies owned by such Seller (or their Subsidiaries) is a party, except for (i) any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on such Seller’s ability to perform its obligations hereunder or, when executed, any Ancillary Agreement to which such Seller is a party, to adversely affect the applicable Company Group, any Company Group Entity or any Project in any material respect and (ii) approvals required as a result of the business activities of Buyers and their Affiliates; or

(c) assuming the Specified Approvals have been made, obtained or given, (i) conflict with, violate or breach any term or provision of any Applicable Law applicable to such Seller or the Companies owned by such Seller (or their Subsidiaries), except as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on such Seller’s ability to perform its obligations hereunder, or to adversely affect the applicable Company Group, any Company Group Entity or any Project in any material respect, or (ii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any Applicable Law, other than (1) such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on such Seller’s ability to perform its obligations hereunder, or to adversely affect the applicable Company Group, any Company Group Entity or any Project in any material respect and (2) such approvals required as a result of the business activities of Buyers and their Affiliates.

(d) None of the Projects, any of their assets or any equity interest in respect thereof, is subject to any call right option to purchase, right of first refusal or similar right of TERP or any of its Subsidiaries.

4.04 Ownership of Interests. (a) Oahu Seller is the sole record and beneficial owner of the Oahu Equity Interests and the Oahu Equity Interests are not subject to any Liens, except for any restriction on sales of securities under Applicable Law and as set forth in Schedule 4.06, (b) Kawailoa Seller is the sole record and beneficial owner of the Kawailoa Equity Interests and the Kawailoa Equity Interests are not subject to any Liens, except for any restriction on sales of securities under Applicable Law and as set forth in Schedule 4.06, (c) Mount Signal Seller is the sole record and beneficial owner of the Mount Signal 2 Equity Interests and the Mount Signal 3 Equity Interests, and neither the Mount Signal 2 Equity Interests nor the Mount Signal 3 Equity

Interests are subject to any Liens, except for any restriction on sales of securities under Applicable Law and as set forth in Schedule 4.06, and (d) Four Brothers/Three Cedars Seller is the sole record and beneficial owner of the Four Brothers Equity Interests, the Granite Mountain Equity Interests and the Iron Springs Equity Interests and none of the Four Brothers Equity Interests, the Granite Mountain Equity Interests and the Iron Springs Equity Interests are subject to any Liens, except for any restriction on sales of securities under Applicable Law and as set forth in Schedule 4.06.

4.05 Ownership of Projects. Each Company (directly or indirectly) owns the Project set forth opposite its name on Schedule 4.05 free and clear of any Liens (other than Permitted Liens).

4.06 Capitalization.

(a) All of the Equity Interests are duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Schedule 4.06, are owned by such Seller free and clear of any Liens. Except as set forth in Schedule 4.06, there are not (i) any Equity Securities in such Company issued or outstanding, (ii) any securities convertible into or exchangeable or exercisable for Equity Securities of such Company, or (iii) any subscriptions, options, warrants, calls, rights, convertible securities or other Contracts of any character obligating such Company to issue, transfer or sell any of its Equity Securities (the items in clauses (i), (ii), and (iii), collectively, “Company Securities”).

(b) Except as set forth in Schedule 4.06, there are no outstanding obligations of such Company to repurchase, redeem or otherwise acquire any Company Securities, except as may be set forth in the Organizational Documents of such Company.

(c) All outstanding Equity Securities in the Subsidiaries of such Company are duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Schedule 4.06, are owned by such Company or its Subsidiaries free and clear of any Liens. Except as set forth in Schedule 4.06, there are not (i) any Equity Securities in any Subsidiary of such Company issued or outstanding, (ii) any securities convertible into or exchangeable or exercisable for Equity Securities of any Subsidiary of such Company, or (iii) any subscriptions, options, warrants, calls, rights, convertible securities or other Contracts of any character obligating any Subsidiary of such Company to issue, transfer or sell any of its Equity Securities (the items in clauses (i), (ii), and (iii), collectively, “Company Subsidiary Securities”). Except as set forth in Schedule 4.06, there are no outstanding obligations of any such Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities, except as may be set forth in the Organizational Documents of such entity.

4.07 Legal Proceedings.

(a) There are no Actions pending or, to the knowledge of such Seller, threatened in writing against such Seller, nor are there any outstanding Orders that affect or bind such Seller or any of its properties, which in any manner seeks to restrain, enjoin, prohibit, make illegal or materially delay the transactions contemplated by this Agreement or the performance by such Seller of its respective obligations under this Agreement or, when executed, the Ancillary Agreements to which such Seller is a party.

(b) Except as set forth on Schedule 4.07, there are no Actions pending or, to the knowledge of such Seller, threatened against such Company, its Subsidiaries or any of their respective properties, which are or are reasonably likely to be material to the applicable Company Group, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. There are no outstanding orders arising from litigation or arbitration proceedings or other Orders (other than Orders and requirements of Governmental Authorities in the ordinary course of business in association with ordinary permitting, interconnection requests, and similar requirements for project development) that adversely affect the applicable Company Group, any Company Group Entity or any Project in any material respect.

4.08 Compliance with Laws and Governmental Approvals. Such Company and its Subsidiaries are in compliance with all Applicable Laws and material Governmental Approvals applicable to or held by such Company and its Subsidiaries, except as would not have, individually or in the aggregate, a Material Adverse Effect.

4.09 Material Contracts.

(a) Schedule 4.09 (as may have been supplemented by Seller Parent and Sellers on or prior to January 10, 2016 to add Contracts that are on arm’s length terms, were included in Buyers’ financial model with respect to the transactions contemplated by this Agreement, were in effect prior to the date hereof and do not and could not reasonably be expected to have an adverse effect on any applicable Company Group Entity or any applicable Project in any material respect) sets forth as of the date hereof a list of each of the Contracts to which such Company or its Subsidiaries is bound and which is material to such Company, including, in any event, any financing agreement, power purchase agreement, construction agreement, operation and maintenance agreement, management agreement, administrative services agreements, agreements of the purchase or sale of assets, partnership or joint venture agreements, investment agreements, and any agreement that includes a restriction on the business activities of such Company or any of its Subsidiaries (collectively, the “Company Contracts”).

(b) Except as set forth on Schedule 4.09, each of the Company Contracts constitutes a legal, valid and binding obligation of such Company or its Subsidiary, as applicable, party thereto and, to the knowledge of such Seller, of the other parties thereto. Neither such Company nor any of its Subsidiaries, to the knowledge of such Seller, is any other party to any Company Contract in material breach or default of such Company Contract and, to the knowledge of such Seller, no circumstance or event has occurred which, with notice or passage of time, or both, would constitute a material breach or default, or would allow termination, modification, or acceleration, under any Company Contract.

(c) With respect to any Project under construction by such Company or its Subsidiaries, neither such Company nor its Subsidiaries has received any written notice of default or breach under any Company Contract related thereto that is continuing and that has not otherwise been waived or remedied.

4.10 Environmental Matters. Except as would not have a Material Adverse Effect, (a) such Company and its Subsidiaries are in compliance with Environmental Laws (except to the extent of any non-compliance arising out of any event occurring prior to the Applicable Date); (b) since the Applicable Date, neither such Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Authority or third party, identifying or alleging any environmental condition on or affecting any real property owned or leased by any such entity, violations of Environmental Law by any such entity or relating to the construction or ownership of any Project, or any environmental liability or potential environmental liability of any such entity; and (c) to the knowledge of such Seller, no underground storage tanks, aboveground storage tanks, oil wells, pits, sumps or waste management containment impoundments are currently located or operated at any real property owned or leased by such Company or any of its Subsidiaries in a condition that would reasonably be expected to result in environmental liability to any such entity. Except as set forth in this Section 4.10, no representations or warranties are being made by Sellers with respect to matters arising under or relating to Environmental Laws or other environmental matters.

4.11 No Material Adverse Effect. There is no event, change, circumstance, development, occurrence, condition, effect or state of facts that has occurred and is continuing to have, individually or in the aggregate, a Material Adverse Effect.

4.12 Transactions with Affiliates. Except as set forth on Schedule 4.12 (as may have been supplemented by Seller Parent and Sellers on or prior to January 10, 2016 to add Contracts that are on arm’s length terms, were included in Buyers’ financial model with respect to the transactions contemplated by this Agreement, and were in effect prior to the date hereof and do not and could not reasonably be expected to have an adverse effect on any applicable Company Group Entity or any applicable Project in any material respect, provided that Seller Parent and Sellers may not supplement Schedule 4.12 to add letters of credit, bonds guarantees or other credit support), neither such Company nor any of its Subsidiaries has any Liabilities to or Contracts with Seller Parent or its Affiliates (other than such Company and its Subsidiaries), and there are no guarantees, grants of Liens or other credit support arrangements by Seller Parent or its Affiliates (other than such Company and its Subsidiaries) in favor of such Company or its Subsidiaries or by such Company or its Subsidiaries in favor of Seller Parent or its Affiliates (other than such Company and its Subsidiaries).

4.13 Financial Statements. Such Seller has made available to Buyers true and complete copies of the financial statements described in Schedule 4.13 (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP and fairly present in all material respects, the financial condition, cash flows and results of operations of the entities covered thereby as of the respective dates thereof and for the respective periods covered thereby; provided that the unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

4.14 No Undisclosed Liabilities. Except for (a) Liabilities disclosed in Schedule 4.14, (b) Liabilities disclosed in the Financial Statements, (c) Liabilities incurred pursuant to any Contract disclosed on Schedule 4.09 (other than Liabilities that result from, arise out of or were caused by any breach of contract), (d) Liabilities incurred prior to the Applicable Date and (e) Liabilities that would not have, individually or in the aggregate, a Material Adverse Effect, no

Company or its Subsidiaries have any Liabilities which to such Company and its Subsidiaries and would be required under GAAP to be reflected, expressly disclosed or expressly reserved against a balance sheet of such Company or Subsidiary or disclosed in the notes thereto.

4.15 Title to Assets. The Companies or their Subsidiaries have good and valid (and, in the case of owned real property, good, valid and marketable fee simple) title to, or otherwise have the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the assets (real and personal, tangible and intangible, including all intellectual property) that are used or held for use by the Companies or their Subsidiaries in connection with any Project or the business of the Companies or their Subsidiaries and are material to such use.

4.16 Employee Matters.

(a) None of the Companies or their Subsidiaries have or had, since the Applicable Date, any employees.

(b) There is no labor strike, slowdown or work stoppage pending or, to the knowledge of such Seller, threatened against any Company or with respect to any Project of any Company (or any Subsidiary of any Company) that would adversely affect the applicable Company Group (as a whole), or the Company Group Entities within such Company Group (as a whole), the Projects of such Company Group (as a whole) in any material respect.

4.17 Equity Commitments. There are no pending Capital Calls with respect to any Company Group that will not be satisfied prior to the applicable Closing. Except as set forth in Schedule 4.17 in respect of the Granite Mountain Company, the Iron Springs Company, Four Brothers Company and each of their respective Subsidiaries, neither such Seller nor such Company (or any of their respective Subsidiaries) has any obligation to contribute additional amount of capital on or after the Closing to any Person or otherwise with respect to their respective Projects.

4.18 Hawaii Group Matters. Each of the Oahu Company and its Subsidiaries and the Kawailoa Company and its Subsidiaries own, subject only to Permitted Liens, all real property on which the Projects of the Hawaii Group are to be located, except with respect to the access road to the Waipio property, in which Waipio PV, LLC and Renewables Land Holdings, LLC have an easement interest. No Seller will retain any residual rights in any real property related to the Hawaii Group.

4.19 Project Budgets and Schedules. No material cost overrun or schedule delay has occurred, since the Applicable Date, or is projected with respect to any of the Projects of the Three Cedars Company and Four Brothers Company (and their respective Subsidiaries) as compared to the Project budget and Project schedules for such Projects that have been provided to Buyers prior to the date hereof, and such Projects are expected to be completed in accordance with the Project schedule provided to the Buyers prior to the date hereof.

4.20 Tax Matters. All material Tax Returns required to be filed with respect to each Company and its Subsidiaries have been since the Applicable Date timely filed and are complete and correct in all material respects. All material Taxes (whether or not reflected on such Tax Returns) required to be paid by each Company and its Subsidiaries have been since the Applicable Date timely paid. All material Taxes required to be withheld by each Company and its Subsidiaries have been since the

Applicable Date timely withheld and paid to the proper governmental authority. No Taxes with respect to any Company or any of its Subsidiaries are under audit or examination by any governmental authority and no claims, proceedings or disputes with respect to any material Taxes relating to any Company or any of its Subsidiaries are currently pending. Neither any Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than another member of the Company Group) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law. Schedule 4.20(a) (which may be provided on or prior to January 10, 2016, provided that the information on such schedule shall be consistent with the Buyers’ financial model and none of the Companies or their Subsidiaries shall have a U.S. federal income tax classification that could reasonably be expected to have an adverse effect on any Company Group Entity, any Project) sets forth the U.S. federal income tax classification of each Company and each of its Subsidiaries. Each Company Group is in compliance with all applicable requirements except as set forth on Schedule 4.20(b) (which may be provided on or prior to January 10, 2016, provided that the information on such schedule shall be consistent with the Buyers’ financial model and none of the Companies or their Subsidiaries shall have a U.S. federal income tax classification that could reasonably be expected to have an adverse effect on any Company Group Entity or any Project in any material respect) in order to claim credits under Section 45 and/or Section 48, as applicable, with respect to the activities conducted by such Company Group. The transactions contemplated by this Agreement are not expected to result in any repayment or indemnity obligation of the Company Group resulting from the recapture of any credits under Section 45 and/or Section 48 of the Code previously claimed by any Company Group.

4.21 Solvency. The Company, together with its Subsidiaries on a consolidated basis, is, and after giving effect to the applicable Closing, will be, Solvent, and the Company is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any Person.

4.22 Compliance with Separateness Provisions. Such Company conducts business only in its own name, does not engage in any business or have any assets unrelated to its Subsidiaries or the Projects, has its own separate books, records, and accounts (with no commingling of assets), holds itself out as being a Person separate and apart from any other Person (collectively, the “Separateness Provisions”), and, except as would not have, individually or in the aggregate, a Material Adverse Effect, observes limited liability company formalities independent of any other Person.

4.23 Brokers. Such Seller does not have any Liability to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYERS

Each Buyer hereby represents and warrants to Sellers and Seller Parent as follows:

5.01 Organization. Such Buyer is duly formed, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization, and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties.

5.02 Authority; Enforceability. Such Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is, or will be, a party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such person of this Agreement and the Ancillary Agreements to which it is, or will be, a party, and the performance by such person of its respective obligations hereunder and thereunder, have, or shall have prior to execution, been duly and validly authorized by all necessary action. This Agreement and each Ancillary Agreement to which such Buyer is, or will be, a party has, or when executed shall have, been duly and validly executed and delivered by such Buyer and constitutes, or will constitute when executed, the legal, valid and binding obligation of such person enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Applicable Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

5.03 No Conflicts; Consents and Approvals. The execution and delivery by such Buyer of this Agreement and, when executed, the Ancillary Agreements to which it is a party, do not, and the performance by it of its respective obligations under this Agreement and, when executed, the Ancillary Agreements to which it is a party, will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of such Buyer;

(b) be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any Contract to which such Buyer is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its respective obligations hereunder; or

(c) assuming the Specified Approvals have been obtained, (i) conflict with, violate or breach any term or provision of any Applicable Law applicable to such Buyer, except as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on such Buyer’s ability to perform its respective obligations hereunder or (ii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any Applicable Law, other than such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on such Buyer’s ability to perform its respective obligations hereunder.

5.04 Legal Proceedings. There are no Actions pending or, to the knowledge of such Buyer, threatened in writing against such Buyer, nor are there any outstanding Orders that affect or bind such Buyer or any of its properties, which in any manner seeks to restrain, enjoin, prohibit, make illegal or materially delay the transactions contemplated by this Agreement or the performance by such Buyer of its respective obligations under this Agreement or, when executed, the Ancillary Agreements to which such Buyer is a party.

5.05 Investment Representations. Such Buyer is an investor experienced (or owned or managed by Persons experienced) in evaluating investments and, in particular (either on its own or with advisors), power generation facilities and has the knowledge, experience and resources to enable it to evaluate and to bear the risks of the investment represented by the Equity Interests. Such Buyer is purchasing the Equity Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

5.06 Brokers. Such Buyer has no Liability to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement (other than fees and commissions that will be paid directly by such Buyer).

5.07 Notes. Such Buyer beneficially owns the aggregate principal amount of the Exchangeable Notes set forth opposite its name on Schedule 5.07 hereto, free and clear of any pledge, security interest, claim, lien or other encumbrance of any kind. There are no contracts or other agreements between or among such Buyer and any other person that would conflict with, restrict or prohibit such Buyer’s ability to fulfill its obligations under Section 2.01.

5.08 No Other Representations. Such Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Companies as contemplated hereunder. Such Buyer will undertake prior to the applicable Closing such further investigation and request such additional documents and information as it deems necessary. Such Buyer acknowledges that neither Seller Parent nor any Seller makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to such Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Companies or the future business and operations of the Companies or (b) any other information or documents made available to such Buyer or its counsel, accountants or advisors with respect to the Companies or their respective businesses or operations, except as expressly set forth in Article III and Article IV, provided that nothing in this Section 5.08 shall be interpreted as limiting the obligation of any Seller or Seller Parent to perform any covenant set forth in this Agreement.

ARTICLE VI

COVENANTS OF THE PARTIES

6.01 Access by Buyers. From and after the date hereof until the applicable Closing Date or earlier termination of this Agreement (the “Interim Period”), Sellers will (i) provide each Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the offices, properties and the books and records relating to the Companies, but only to the extent that such access does not unreasonably interfere with the business and operations of the Companies and (ii) instruct and use its commercially reasonable efforts to cause the employees, counsel, accountants, agents and financial advisors of the

Companies to cooperate with each Buyer in its investigation of the Companies; provided, however, that (i) Sellers shall have the right to (1) have a Representative present for any communication with employees or officers of the Companies and (2) impose reasonable restrictions and requirements for safety purposes and (ii) Sellers shall not be required to provide access to any information that is (1) subject to attorney-client privilege to the extent doing so would reasonably be expected to cause such privilege to be waived, or (2) prohibited by Applicable Law. Notwithstanding the foregoing, Buyers shall not conduct or cause to be conducted any sampling, testing or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media.

6.02 Interim Period Operations. During the applicable Interim Period, Seller Parent and Seller shall, and they shall cause each Company Group Entity to, operate in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, during the applicable Interim Period, except as (i) set forth in Schedule 6.02, (ii) expressly required by this Agreement, or (iii) required by Applicable Law or by a Governmental Authority or pursuant to any Company Contract, Seller Parent and Sellers shall not permit any Company Group Entity to take any of the following actions without Buyers’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned):

(a) dispose of any properties (including disposition or issuance of any equity interest), or incur any Liens or permit any Liens to be imposed on any property, other than (i) Permitted Liens, (ii) pursuant to existing Contracts that are included in Schedule 4.09 (other than any Liens arising from any breach of any such Contract), or (iii) dispositions in the ordinary course of business;

(b) enter into, materially amend or terminate any Contract with any Affiliate (other than (i) its Subsidiaries or (ii) any other Company Group Entity with respect to which the Closing has occurred);

(c) fail to satisfy when due or otherwise default on (i) any material payment obligation under any Company Contract related to the development, siting, construction, operation or maintenance of a Project or (ii) any payment obligation under any Contract if such default has or could reasonably be expected to have an adverse effect on any Company Group Entity, any Project, or the applicable Company’s or Buyers’ ability to obtain bank and/or tax equity financing for any Project, in each case, in any material respect;

(d) take any action that could be reasonably expected to cause or result in the incurrence of Liabilities unrelated to a Project (including guarantees of third parties or affiliate debt);

(e) fail to use commercially reasonable efforts to progress the status of any Project (to the extent applicable) in good faith;

(f) enter into any Contract that would be a Company Contract if in existence on the date hereof or materially amend, materially modify or terminate (partially or completely) any Company Contract, in each case other than (A) ordinary course purchase or work orders or similar instruments, (B) renewals or extensions of Company Contracts in accordance with the terms thereof, (C) amendments that are not adverse to any Company Entity or (D) in the ordinary course of business, and provided further that in the case of the Hawaii Group or the Mount Signal Group, such new Contract or amendment, modification or termination would not reasonably be expected to impede the financing of the applicable Project;

(g) fail to pay any taxes required to be paid by Applicable Law;

(h) change the tax classification of any Company or settle or compromise any tax audit, claim or dispute with respect to any Company;

(i) fail to comply in all material respects with Applicable Laws, including zoning and permits, and prudent industry practices; and

(j) take any action that could be reasonably expected to cause or result in the failure of any Company Group Entity to be in compliance with all applicable requirements in order to claim credits under Section 45 and/or Section 48 of the Code, as applicable, with respect to the activities conducted by such Company Group Entity or any other Company Group Entity with respect to such Company Group or to result in any repayment or indemnity obligation of the Company Group resulting from the recapture of any such credits previously claimed.

6.03 Good Faith Efforts; Regulatory and Other Approvals. During the Interim Period:

(a) Sellers and Buyers will, in order to consummate the transactions contemplated hereby, (i) take all steps necessary, and proceed diligently and in good faith and use its reasonable best efforts, as promptly as practicable to obtain the Specified Approvals and to make all required filings required to be made by it with, and to give all required notices to, all applicable Governmental Authorities, and (ii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith.

(b) The Parties will provide prompt notification to each other when any such approval referred to in Section 6.03(a) is obtained, taken, made, given or denied, as applicable, and will advise each other of any material communications with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.

(c) Seller Parent and the applicable Sellers will act in good faith to obtain Dominion Solar Projects III, Inc.’s consent and approval to the transfer of the Four Brothers Company and the Three Cedars Company to the Buyers or their designee on a date that shall be as soon as practicable following the date hereof.

(d) In furtherance of the foregoing covenants:

(i) Each of Sellers and Buyers shall prepare, as soon as is practical following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required to be filed by such Party under the HSR Act and any other Applicable Laws. Sellers and Buyers shall consult with each other regarding such filings and shall consider and incorporate in such filings all reasonable comments, if any, submitted by the other Party with respect thereto.

Sellers and Buyers shall request expedited treatment, where permitted, of any such filings, shall promptly furnish each other with copies of any notices, correspondence or other written communication from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. Each of Sellers and Buyers shall have the right to review in advance all information related to such Party and the transactions contemplated by this Agreement with respect to any filing made by the other Party in connection with the transactions contemplated by this Agreement.

(ii) Each of Sellers and Buyers shall bear its own costs of the preparation and prosecution of any such filing; provided, however, that Buyers and Sellers shall equally bear any filing fees payable for any such approval referred to in Section 6.03(a). Buyers acknowledge that for purposes of this Section 6.03 only, for purposes of using their “reasonable best efforts,” Buyers shall, and shall cause their directors, officers, Affiliates, employees, agents, attorneys, accountants and representatives to, (A) consult and fully cooperate with and provide reasonable assistance to Sellers in obtaining all necessary consents or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Authority, (B) defend against all Actions challenging this Agreement or the consummation of the transactions contemplated hereby and (C) take all actions necessary to contest and resist any Action, including any legislative, administrative or judicial Action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, each Buyer shall be under no obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of such Buyer or any of its Affiliates or Sellers or any of the Companies, (B) the imposition of any limitation or regulation on the ability of such Buyer or any of its Affiliates to freely conduct their business or own such assets, including the consummation of other acquisitions or investments or (C) the holding separate of the Equity Interests or any limitation or regulation on the ability of such Buyer or any of its Affiliates to exercise full rights of ownership of the Interests.

6.04 Further Assurances. During the Interim Period, subject to the terms and conditions hereof, the Parties shall act in good faith to (a) determine whether any action by or in respect of any third party is necessary to consummate the transactions contemplated hereby and (b) take such actions in a timely manner. The Parties shall act in good faith and execute and deliver or cause to be executed and delivered all other documents and consider in good faith such other actions in each case as shall be reasonably requested by another Party to facilitate the transactions contemplated hereby, all in accordance with the terms and provisions of this Agreement.

6.05 Post-Closing Cooperation.

(a) Upon the terms and subject to the conditions of this Agreement, at any time or from time to time after the applicable Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Applicable Law and reasonably believed in good faith to be necessary to fulfill its obligations under this Agreement.

(b) Notwithstanding anything to the contrary contained in this Section 6.05(b), if the Parties are in an adversarial relationship in any Action, the furnishing of information, documents or records in accordance with any provision of this Section 6.05(b) shall be subject to applicable rules relating to discovery.

6.06 Information Rights. During the Interim Period, Sellers shall provide Buyers with any monthly financial statements, operating reports and management reports (to the extent that such reports are not prohibited by the antitrust laws) for the Companies that are prepared by the Companies in the ordinary course of business.

6.07 Transfer of Notes. During the Interim Period, each Buyer agrees that it will not, directly or indirectly, sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of any of its Exchangeable Notes, in whole or in part, other than to (i) any of its Affiliates, (ii) another Buyer or any of its Affiliates or (iii) any Person in which one or more Buyers or their respective Affiliates are members or shareholders, in each case, that agrees to enter into a joinder agreement to this Agreement in a form reasonably acceptable to Seller Parent.

6.08 Cooperation.

(a) Each Buyer agrees that it will promptly provide such information and evidence of its beneficial ownership of the Exchangeable Notes and other documentation as may be reasonably requested by Seller Parent, the Note Trustee, the Transfer Agent or the Depositary, including in connection with Note Issuer’s obligations under Section 2.01(b).

(b) Following the applicable Closing, Buyer will afford Sellers and their Representatives, during normal business hours, reasonable access to the books, records and other data relating to the business or financial or operating condition of the Companies in its possession with respect to periods prior to the applicable Closing Date and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by Sellers in connection with any audit, investigation, Action or any other reasonable business purpose relating to the Companies or in connection with its rights hereunder. Further, Buyer agrees for a period of seven (7) years after the applicable Closing Date, or such longer period as such books and records remain relevant to open Tax years, not to destroy or otherwise dispose of any such books, records and other data.

(c) Each Party agrees that it will cooperate with the other Parties in good faith and take all actions reasonably necessary to facilitate, encourage or otherwise effect the delivery of the TERP Class A Shares as set forth in Section 2.01(b), including entering into one or more supplements or amendments to the Exchangeable Note Indenture or the Pledge Agreement or executing such other consents, releases or other documentation in connection with the release of the Pledged Collateral and the exchange of the Pledged Collateral for TERP Class A Shares.

6.09 TERP Class A Shares.

(a) Each Buyer agrees and acknowledges that all of the Initial TERP Class A Shares will be issued in restricted book-entry form through the facilities of the Transfer Agent. Each Buyer agrees that, until the earlier of (A) April 1, 2016 and (B) the termination of this Agreement in accordance with its terms (other than a termination by Sellers pursuant to Section 10.01(b)(ii)) (such earlier date, the “Lock-Up Expiration Date”), in respect of any Initial TERP Class A Shares, it may not: (i) offer, sell, contract to sell, pledge or otherwise dispose of (including sales pursuant to Rule 144 under the Securities Act of 1933, as amended), directly or indirectly, any such TERP Class A Shares, (ii) enter into a transaction which would have the same effect as described in clause (i) above, or (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any such TERP Class A Shares, without the prior written consent of Seller Parent (excluding any transaction described in clauses (i), (ii) or (iii) with any of such Buyer’s Affiliates who agree to assume such Buyer’s obligations set forth in this Section 6.09 in respect of such Initial TERP Class A Shares, each, a “Restricted Transaction”). Except as otherwise provided herein, including under Section 6.09(d), from the Lock-Up Expiration Date until the third anniversary thereof, no Buyer may engage in Restricted Transactions in respect of Initial TERP Class A Shares (taking into account all previous sales of the Initial TERP Class A Shares by such Buyer during such period) if and to the extent that either of the following would be the case: (x) the proceeds from the sale of such TERP Class A Shares would exceed such Buyer’s pro rata share of the Net Note Principal Amount, or (y) the number of such TERP Class A Shares so sold would exceed such Buyer’s pro rata share of 11,161,844 TERP Class A Shares , provided that in any case and notwithstanding either such limitation, such Buyer may retain such additional proceeds as are necessary to set-off against any Buyer Indemnification Claim, provided further that, in the event that any Buyer Indemnification Claim is disputed by Seller Parent or Sellers, such Buyer agrees to hold such proceeds in a segregated account until such dispute is finally settled or adjudicated and to retain or return such proceeds in accordance with such final settlement or adjudication.

(b) Each Buyer agrees that for a period of three years after the Lock-Up Expiration Date, it will notify Seller Parent at least five (5) Business Days prior to any contemplated sale (“Notification Period”) to a third party of all or a portion of its Initial TERP Class A Shares and, to the extent requested by Seller Parent, such Buyer will negotiate in good faith with Seller Parent and representatives of TERP during such Notification Period in respect of a potential purchase by TERP or one of its Affiliates in lieu of such third party. To the extent that such Buyer and TERP do not agree to such purchase during such Notification Period, such Buyer may enter into definitive documentation to sell such TERP Class A Shares to one or more third parties pursuant to the Registration Rights Agreement or otherwise within the subsequent sixty (60) day period following such Notification Period.

(c) Each Buyer agrees that for a period of three years after the Lock-Up Expiration Date, subject to Section 6.09(a) and Section 6.09(b), to the extent that the aggregate proceeds from the sale of its Initial TERP Class A Shares during such period, in one or a series of transactions, results in Excess TERP Share Sale Proceeds, such Buyer will be obligated to (x) pay to Seller Parent (or its designee) an amount equal to such excess (reduced, if applicable, by the amount of any Buyer Indemnification Claim) within ten (10) Business Days of such Buyer’s receipt of such proceeds and (y) promptly return any remaining Initial TERP Class A Shares to Note Issuer, provided that such Buyer may retain an additional amount from such proceeds as a set-off against any Buyer Indemnification Claim, provided further that, in the event that any Buyer Indemnification Claim is disputed by Seller Parent or Sellers, such Buyer agrees to hold such proceeds in a segregated account until such dispute is finally settled or adjudicated and to retain or return such proceeds in accordance with such final settlement or adjudication. Each Buyer agrees that any sales of Initial TERP Class A Shares pursuant to this Section 6.09 will be to a Person that is not an Affiliate of such Buyer (unless any such Affiliate sale is on arms’ length terms). Subject to Section 6.09(d), to the extent that any Initial TERP Class A Shares are still held by any Buyer on the date that is three years after the Lock-Up Expiration Date, such Buyer agrees to return its pro rata share of Initial TERP Class A Shares having a TERP Stock Value as of such date in excess of its pro rata share of the Net Note Principal Amount (taking into account all previous sales of the Initial TERP Class A Shares by such Buyer during such period), provided that such Buyer may retain an amount of such excess Initial TERP Class A Shares as a set-off against any Buyer Indemnification Claim, and provided further that, in the event that any Buyer Indemnification Claim is disputed by Seller Parent or Sellers, such Buyer agrees to hold such Initial TERP Class A Shares until such dispute is finally settled or adjudicated and to retain or return such Initial TERP Class A Shares in accordance with such final settlement or adjudication.

(d) If the Agreement is terminated with respect to any Company Group pursuant to Section 10.01(b)(iii), (iv) or (v), each Buyer shall be entitled to retain any Initial TERP Class A Shares (and any dividends thereon) and shall not be required to otherwise comply with this Section 6.09 in connection with its sale of any Initial TERP Class A Shares, provided that, for a period of three years after the Lock-Up Expiration Date and solely if all Note Prepayment Amounts and any related accrued and unpaid interest on the Exchangeable Notes have been timely paid in full in accordance with Section 10.03, to the extent that the aggregate proceeds from the sale of such Initial TERP Class A Shares, in one or a series of transactions, exceed an amount equal to such Buyer’s pro rata share of (i) the Total Note Principal Amount, plus (ii) the amounts listed in clause (iii) and clause (iv) of the definition of “Net Note Principal Amount” (to the extent not already paid in accordance with this Agreement), minus (iii) the Company Group Amount for any Company Group with respect to which a Closing has occurred, minus (iv) all Note Prepayment Amounts paid pursuant to Section 10.03 and, minus (v) all Aggregate Dividends, within five (5) Business Days of such Buyer’s receipt of such proceeds, such Buyer shall (x) pay such excess proceeds to Seller Parent (or its designee), and (y) promptly deliver any remaining Initial TERP Class A Shares held by it to Note Issuer; provided that the last sentence of Section 6.09(c) shall continue to apply to any remaining Initial TERP Class A Shares held by any Buyer on the date that is three years after the Lock-Up Expiration Date, and provided further that such Buyer may retain an additional amount from such proceeds as a set-off against any Buyer Indemnification Claim, and provided further that, in the event that any Buyer Indemnification Claim is disputed by Seller Parent or Sellers, such Buyer agrees to hold such proceeds in a segregated account until such dispute is finally settled or adjudicated and to retain or return such proceeds in accordance with such final settlement or adjudication.

(e) On the earlier of (i) the Closing with respect to the Hawaii Company Group and (ii) a Closing with respect to which, together with all prior Closings, Company Groups representing at least $75 million of Company Group Amounts in the aggregate have been transferred to Buyers (but, in each case, (i) and (ii), not prior to March 31, 2016) and provided that Sellers have not breached or defaulted in any material respect under this Agreement (which breach or default remains uncured as of such date to the extent such breach or default is curable), each Buyer shall deliver its pro rata share of 1,000,000 Initial TERP Class A Shares to Note Issuer.

(f) Buyers shall not exercise their rights to exchange the Exchangeable Notes under Article IV of the Exchangeable Note Indenture.

(g) Notwithstanding anything to the contrary in this Agreement, to the extent that proceeds of sales of any Buyer’s Initial TERP Class A Shares are insufficient to pay in full such Buyer’s pro rata share of the Net Note Principal Amount, such proceeds will be applied (in respect of such Buyer’s pro rata share) in the following order of priority: first, to the payment in full of the amount listed in clause (i) of the definition of “Net Note Principal Amount” minus the Aggregate Dividends; second, to the payment in full of the amount listed in clause (iii) of such definition; and third, to the payment in full of the amount listed in clause (iv) of such definition.

(h) On January 3, 2017, each of Seller Parent and Note Issuer shall pay in cash to each Buyer its pro rata share of (i) the amounts listed in clause (iii) and clause (iv) of the definition of “Net Note Principal Amount”, in each case, that remain unpaid on such date. For the avoidance of doubt, such amounts once paid will not be included for purposes of any calculation under this Agreement from the applicable date of payment.

(i) All references to proceeds of sales of TERP Class A Shares in this Section 6.09 and in related definitions shall be understood as pre-tax sale proceeds, net of all reasonable and customary brokers’ fees or underwriters’ discounts actually paid by any Buyer in connection with any sale of Initial TERP Class A Shares.

6.10 Releases.

(a) Each Buyer agrees, effective upon the execution of this Agreement by each of the Parties and subject to the receipt of its Initial Class A TERP Shares in accordance with Schedule 2.01(b), on behalf of itself and its successors and assigns, to (i) rescind the Notice; (ii) release and waive any claim, to the extent known as of the date hereof, at law or equity, based on any actual or alleged Default or Event of Default (each as defined in Exchangeable Note Indenture) that exists or existed at any time from January 29, 2015 to the date hereof to the full extent permitted under Section 6.04 of the Indenture; (iii) release and waive all claims of every nature and description against Seller Parent, to the extent known as of the date hereof, existing through the date hereof that, directly or indirectly arise out of, are based upon or are in any manner connected with the Exchangeable Note Indenture; and (iv) release and waive all claims of every nature and description against Seller Parent, to the extent made or asserted in writing as of the date hereof that, directly or indirectly arise out of, are based upon or are in any manner connected with breaches that have occurred prior to the date hereof under the 2014 PSA.

(b) In consideration of the agreements of Buyers contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller Parent, each Seller, and Note Issuer, on behalf of themselves and their successors and assigns, and their present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives, and other representatives (Seller Parent, each Seller, Note Issuer, and all such other Persons being referred to in this Section 6.10(b) collectively as the “Releasing Parties” and individually as a “Releasing Party”), hereby absolutely, unconditionally, and irrevocably release, remise, and forever discharge Buyers, their respective successors and assigns, and their respective present and former shareholders, members, managers, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives, and other representatives (Buyers and all such other Persons being referred to in this Section 6.10(b) collectively as the “Releasees” and individually as a “Releasee”), of and from any and all demands, actions, causes of action, suits, damages, and any and all other claims, counterclaims, defenses, rights of set off, and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every kind and nature, to the extent known as of the date hereof at law or in equity, which any Releasing Party now owns, holds, has, or claims to have against the Releasees for, upon, or by reason of any circumstance, action, cause, or thing whatsoever which arises at any time on or prior to the date of this Agreement for or on account of, in relation to, or in any way in connection with this Agreement, the 2014 PSA, or any transactions or agreements contemplated by or referenced therein. The Releasing Parties understand, acknowledge, and agree that the release set forth above may be pleaded as a full and complete defense to any Claim and may be used as a basis for an injunction against any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of the provisions of such release. The Releasing Parties agree that no fact, event, circumstance, evidence, or transaction which could now be asserted or which may hereafter be discovered will affect in any manner the final, absolute, and unconditional nature of the release set forth above.

6.11 Director and Officer Insurance. Prior to the Closing with respect to any Company Group, Seller Parent shall obtain and fully pay for “tail” insurance policies with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as Seller Parent’s current insurance carrier with respect to directors’ and officers’ liability insurance for such Company Group in an amount and scope at least as favorable as the existing policies covering such Company Group with respect to matters existing or occurring at or prior to the Closing.

6.12 Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a) Buyers and Sellers each waive and will not assert, and agree to cause the Companies to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the applicable Closing (the “Post-Closing Representation”), of any Seller, shareholder, officer, employee or director of any Company (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated by and referenced within this Agreement, by any legal counsel currently representing any Company or its Subsidiaries in connection with this Agreement or any other agreements or transactions contemplated hereby (the “Current Representation”).

(b) Buyers and Sellers each waive and will not assert, and agree to cause the applicable Company or its Subsidiaries to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with any Buyer, and following the applicable Closing, with any Company, it being the intention of the Parties that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Sellers; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated hereby and referenced within this Agreement, or to communications with any Person other than the Designated Persons and their advisers. For avoidance of doubt, nothing within this Section 6.12(b) waives any claim of attorney-client privilege that can be asserted by any Buyer or Seller with respect to any communication by any Buyer or Seller, as applicable, or any officer, employee, or director of any Buyer or Seller, as applicable, in any matter involving this Agreement or any other agreements or transactions contemplated hereby, or otherwise. The Parties acknowledge that the intent of this provision is to permit the current legal advisors of the Company Groups who are advising in respect of the Projects under development to continue to advise on such matters.

6.13 Resignations. Prior to the applicable Closing, the applicable Company Group shall deliver to Buyers the resignations of all managers of such Company Group.

6.14 Mount Signal.

(a) Buyers will act in good faith to enter into by January 15, 2016 an agreement with respect to the acquisition by Buyers or their designees and 8 Minute Energy (the “JV Definitive Agreement”) of the Projects under development by the Mount Signal 2 Company and the Mount Signal 3 Company and their respective Subsidiaries. Nothing in this Agreement should be interpreted as requiring Buyers or their designees to enter into any transaction with 8 Minute Energy. Sellers will work with Buyers in good faith in support of a transaction between Buyers and 8 Minute Energy. In no event shall the Closing with respect to the Mount Signal Group occur prior to the earlier of (i) January 15, 2016, and (ii) the date on which the Buyers or their designee enter into a JV Definitive Agreement.

(b) If Buyers (or their designees) and 8 Minute Energy do not enter into a JV Definitive Agreement by January 15, 2016, then (A) neither Buyers nor Sellers shall have any further obligations to each other regarding the Mount Signal Group, and the transactions contemplated by this Agreement with respect to the Mount Signal Group shall be terminated, and (B) the Note Prepayment Amount for the Mount Signal Group shall be due and payable on or prior to the earlier of (x) the sale, transfer (whether through a sale of equity or assets, or merger or similar corporate transaction), assignment, joint venture, or issuance, directly or indirectly, of equity in any Mount Signal Group or Subsidiary or any other form or type of monetization of the Projects held by the Mount Signal Group and (y) January 3, 2017.

(c) If Buyers (or their designees) and 8 Minute Energy do enter into a JV Definitive Agreement by January 15, 2016, then the applicable Closing will occur as soon as practicable thereafter and on or prior to January 31, 2016, Buyers or one or more designees of

Buyers, shall pay, by wire transfer of immediately available funds (1) an amount equal to $67,200,000 (the “Mount Signal Amount”) minus the aggregate amount owed under various obligations of Seller Parent or its Affiliates in connection with Projects under development by the Mount Signal 2 Company and the Mount Signal 3 Company (the “Mount Signal Payables”) and (2) to each vendor or other third party to whom funds are owed by Seller Parent or any of its Affiliates with respect to the Projects under development by the Mount Signal 2 Company and the Mount Signal 3 Company, the amount owed to such vendor or other third party. Seller Parent and Sellers represent, warrant, covenant and agree that after payments are made pursuant to this Section 6.14(c), the Mount Signal Group and their Subsidiaries will have no unpaid or unsatisfied liabilities to any Person. If this Agreement is terminated with respect to the Mount Signal Group, Seller Parent shall reimburse, or cause to be reimbursed, the Mount Signal Amount to Buyers by the earlier of (x) the sale, transfer (whether through a sale of equity or assets, or merger, or similar corporate transaction), assignment, joint venture, or issuance, directly or indirectly of equity in any Mount Signal Group or Subsidiary or any other form or type of monetization of the Projects held by the Mount Signal Group and (y) January 3, 2017.

(d) Prior to Closing with respect to the Mount Signal Group, the Parties acknowledge that Mount Signal Seller may transfer the Mount Signal 2 Equity Interests and the Mount Signal 3 Equity Interests to an Affiliate of Mount Signal Seller, provided that (x) such transferee executes and delivers a joinder to this Agreement in form reasonably acceptable to Buyers in which such transferee assumes all of the obligations of a Seller pursuant to this Agreement, (y) Seller Parent or its Affiliates do not receive any monetary compensation or subject such Company Group or its Affiliates to any financing in connection with such transfer, and (z) such transfer shall not release Seller Parent from any of its obligations hereunder or under any Ancillary Agreement. For the avoidance of doubt, any such transfer shall not be a breach or, otherwise conflict with, the terms of Section 6.02(a) of this Agreement, and such transferee shall have all the rights and obligations of Mount Signal Seller as provided in this Agreement.

6.15 Termination of Affiliate Contracts.

(a) On sixty (60) days’ prior written notice from Kawailoa Wind, LLC, Seller Parent shall cause to be terminated the Kawailoa Project O&M Agreement and/or the Kawailoa ASA Agreement and/or the Kawailoa Supplemental ASA (without any penalty, termination fee or similar payment payable by Kawailoa Wind, LLC or any Affiliate thereof as a result of such termination).

(b) On five (5) Business Days’ prior written notice from Buyers or their designees, Seller Parent shall (i) cause to be terminated on or prior to the Closing any Contract to which it or its Affiliates (other than the Companies or their Subsidiaries), on the one hand, and any of the Companies or their Subsidiaries, on the other hand, are parties, which termination shall be without any penalty, termination fee or similar payment payable by any Company or any Subsidiary of any Company as a result of such termination (notwithstanding anything to the contrary in the applicable Contract), provided such Contract is not set forth on Schedule 6.15(b), which may be supplemented by Seller Parent and Sellers on or prior to January 10, 2016 to add Contracts entered into prior to the date hereof that are on arm’s length terms, were included in Buyers’ financial model with respect to the transactions contemplated by this Agreement and were in effect prior to the date hereof, such update not to include any Contract between Seller

Parent, any Seller or any Company Group Entity, in the one hand, and TERP or any of its Subsidiaries, on the other hand) and do not adversely affect the applicable Company Group, any Company Group Entity or any Project in any material respect and (ii) cause to be cancelled prior to the applicable Closing any intercompany payables owed by any Company or any Subsidiary of any Company to any Seller Parent or any of its Affiliates (other than any Company or any Subsidiary of a Company). Seller Parent shall not and shall cause its Affiliates not to terminate any material Contract between Seller Parent or any of its Affiliates, on the one hand, and any Company Group Entity, on the other hand, without Buyers’ prior written consent.

6.16 Hawaii.

(a) (1) Buyers shall seek in good faith to obtain debt and/or tax equity financing commitments for (i) the Waipio project described on Schedule 4.05 by no later than February 29, 2016, (ii) the Mililani Solar II project described on Schedule 4.05 by no later than February 29, 2016 and (iii) the Kawailoa Solar project described on Schedule 4.05 by March 31, 2016, in each case in an amount necessary to finance the construction of such Project and on terms and conditions reasonably satisfactory to Buyers, provided that Buyers may, by notice to Seller Parent, extend any such deadline by up to 45 days from the date above so long as Buyers are continuing to seek in good faith such commitments, including engaging in active discussions or negotiations with debt and tax equity financing sources.

(2) If (A) Buyers do not obtain debt and/or equity financing commitments for the Projects held by the Hawaii Oahu Group and its Subsidiaries by the applicable deadlines therefor set forth in Section 6.16(a)(1), as may have been extended, or (B) HECO rejects the applicable Seller’s or its applicable Subsidiary’s request for approval of the transactions contemplated hereby or notifies Sellers, Seller Parent or any of their Subsidiaries that it elects to exercise any right of first refusal with respect to any Project under any applicable power purchase agreement, then (i) in the case of clause (A), Buyers may, in their sole discretion, elect to close the purchase of the Oahu Company hereunder (subject to the terms and conditions of this Agreement), or (ii) Buyers may terminate this Agreement with respect to the Hawaii Oahu Group, provided that, notwithstanding Section 10.03, in the case of clause (B), if the Agreement is terminated pursuant to clause (ii), the applicable Note Prepayment Amount shall be due and payable on or prior to April 1, 2016, and in the case of clause (A), if the Agreement is terminated pursuant to clause (ii), the applicable Note Prepayment Amount shall be due and payable not later than the earlier of (x) the sale, transfer (whether through a sale of equity or assets, or merger or similar corporate transaction) assignment, joint venture, or issuance, directly or indirectly of equity in any Hawaii Oahu Group or Subsidiary or any other form or type of monetization of the Projects held by the Oahu Group and (y) January 3, 2017, provided, further that Seller Parent may propose instead an alternate property which Buyers may, but are not required to, accept in lieu of such payment on terms satisfactory to Buyers in their sole discretion.

(b) If Buyers do not obtain debt and/or equity financing commitments for the Projects held by the Hawaii Kawailoa Group and its Subsidiaries by the applicable deadlines therefor set forth in Section 6.16(a)(1), as may have been extended, then (i) Buyers may, in their sole discretion, elect to close the purchase of the Kawailoa Company hereunder (subject to the terms and conditions of this Agreement), or (ii) Buyers may terminate this Agreement with respect to the Hawaii Kawailoa Group, provided that, notwithstanding Section 10.03, if the

Agreement is terminated pursuant to clause (ii), the applicable Note Prepayment Amount shall be due and payable not later than the earlier of (x) the sale, transfer (whether through a sale of equity or assets, or merger or similar corporate transaction), assignment, joint venture, or issuance, directly or indirectly, of equity in any Hawaii Kawailoa Group or Subsidiary or any other form or type of monetization of the Projects held by the Hawaii Kawailoa Group and (y) January 3, 2017, provided, further that Seller Parent may propose instead an alternate property which Buyers may, but are not required to, accept in lieu of such payment on terms satisfactory to Buyers in their sole discretion.

(c) On or prior to January 20, 2016, Seller Parent shall (i) pay $16.64 million to Hawaiian Electric Company, Inc. (“HECO”) with respect to the Waipio Project and the Mililani Solar Project and on or prior to the date when due and payable pay $1.9 million to HECO with respect to the Kawailoa Solar Project, each such project as described on Schedule 4.05, and (ii) have paid, in the aggregate, no less than $41.4 million of development expenses as set forth on Schedule 6.16(c) (excluding the cost of acquiring real estate) with respect to the Projects of Oahu Company and Kawailoa Company and excluding legal and other advisory fees relating to prior financing and sale efforts undertaken by Seller Parent or by the applicable Company or its Subsidiaries. If Seller Parent fails to make any of such payments, then Buyers may terminate this Agreement with respect to either or both of the Hawaii Groups, provided that, notwithstanding Section 10.03, the applicable Note Prepayment Amount shall be due and payable on or prior to April 1, 2016.

(d) At the Closing with respect to the Hawaii Oahu Group or the Hawaii Kawailoa Group, each Buyer shall reimburse Seller Parent (or its designee) for its pro rata share of all third-party, documented bona fide development and construction expenses (excluding legal and advisory fees and expenses, which shall be the responsibility of Sellers) incurred by Seller Parent and its Affiliates with respect to the Oahu Company Group or the Kawailoa Company Group, as applicable, on arm’s length terms between the date of this Agreement and such Closing (i) in the ordinary course of business, consistent with past practice and, with respect to any expense or series of related expenses, not in excess of $100,000 (ii) set forth on Schedule 6.16(d) or (iii) otherwise expressly approved in writing to be reimbursed by Buyers, provided that Seller Parent shall have provided to Buyers at least three (3) Business Days prior to such Closing an accounting of such expenses and reasonable evidence thereof, and provided, further, for clarity, the payment to HECO referenced in Section 6.16(c) shall not be reimbursed.

(e) Seller Parent shall, and shall cause each applicable Seller, each applicable Company, and each Subsidiary of each applicable Company to, use reasonable efforts to assist and cooperate with Buyers with respect to the timely issuance of the full notice to proceed with respect to each Project of the Hawaii Group.

(f) If (i) (A) Sellers do not pay or cause to be paid the amounts due to HECO set forth in Section 6.16(c) by January 20, 2016 with respect to the Waipio project and the Mililani Solar Project or on or prior to the date when due and payable with respect to the Kawailoa Project, each as described on Schedule 4.05, or (B) HECO shall not have, granted an extension under the HECO PPA until at least February 29, 2016 with respect to the Waipio Project and the Mililani Solar Project and granted an extension under the HECO PPA until at least March 31, 2016 with respect to the Kawailoa Solar Project, each such project as described on Schedule 4.05, in each case, with respect to the applicable Company’s (or its applicable Subsidiary’s) obligation thereunder to achieve the Construction Start Date Milestone (as defined therein) with respect to the applicable Project (in each case, which extension has been notified to Buyers), or, in the alternative, HECO shall not have agreed to waive its right to terminate the HECO PPA as a result of the occurrence of a default thereunder arising from the failure to issue the full notice to proceed with respect to the applicable Project as and when required until the earlier of (x) ninety (90) days from the date of such default under the applicable Project and (y) the date on which the construction debt financing commitments with respect to the Hawaii Oahu Group and the Hawaii Kawailoa Group (as applicable) have been obtained, and (ii) Buyers have not obtained the financings described in Section 6.16(a), then Buyers may terminate this Agreement with respect to the Hawaii Oahu Group and/or the Hawaii Kawailoa Group, as applicable, provided that, notwithstanding Section 10.03, the applicable Note Prepayment Amount shall be due and payable on or prior to April 1, 2016.

6.17 Interest Rate Hedging. If the Forward Swap Rate (as defined in the Project debt financing agreements for the Projects held by Three Cedars Company and the Four Brothers Company or their relevant Subsidiaries) on any of the Project debt related to the Projects held by Three Cedars Company and the Four Brothers Company or their relevant Subsidiaries rises by 30 basis points or more from the date hereof, Seller Parent shall (i) cause the borrower under such debt to obtain interest rate swap agreements with respect to such Project debt in amounts and on terms reasonably satisfactory to the Buyers and otherwise in accordance with the terms and conditions of the debt financing agreement with respect to the applicable Projects, or (ii) obtain the consent of Buyers not to obtain such interest rate swaps.

6.18 Return of Cost Savings.

(a) To the extent that a Project owned by Four Brothers Company, Granite Mountain Company, Iron Springs Company or any of their respective Subsidiaries (each, a “Cost Adjustment Project”) achieves commercial operation (as defined in the relevant debt financing documents with respect to such Project) and realizes an actual cash cost savings on the construction of such Cost Adjustment Project relative to the applicable Base Case Model (as defined in the limited liability company agreement of the applicable Company) (the “Original Model”), which shall be updated at each applicable Cost Adjustment Project commercial operation date solely for actual cash construction costs in accordance with Section 1 of Schedule 3.4 to each such limited liability company agreement (the “Updated Model”) (with respect to such Cost Adjustment Project, the amount equal to (x) the positive difference between the sum of the capital contribution of Dominion Solar Projects III, Inc. (as calculated in the Updated Model) and the Term Loan Commitment (as defined in the applicable financing agreement related to the applicable Project as in effect as of the date hereof) less the total project costs set forth on the Updated Model, less (y) any costs required to calculate the amounts including third party reports, lender waiver, counsel fees and up-front fee to existing lender, if still in the project, less (z) any additional capital contributions made to the applicable Company and its Subsidiaries after the Closing that are applied towards project costs with respect to such Company, and calculated consistent with the principles described in the last sentence of this Section 6.18(a), the “Cost Savings”). Buyers shall exercise their rights under the organizational documents of the applicable Companies to cause (to the extent of such rights) the applicable Companies and their Subsidiaries to make a distribution to the Buyers and the other members of the applicable Project

Company in an amount equal to such Cost Savings on the applicable commercial operation date or thereafter, subject to receiving project lender approval, and shall pay the amount of the Buyers’ share of such distributions actually received by Buyers (net of any Taxes) to Seller Parent (or its designee) subject to the terms and conditions set forth below. For the avoidance of doubt, the calculation of Cost Savings pursuant to this Section 6.18 shall be completed only with respect to Section 1 of the applicable Schedule 3.4 referred to in this Section 6.18(a) , and excluding, any such section that accounts for test energy revenue or any additional applicable revenue received by the project including interconnect reimbursement.

(b) This Section 6.18 shall only apply to a project with respect to which the Closing has occurred.

(c) With respect to any Cost Savings for a Cost Adjustment Project, Buyers shall not be required to pay to Seller Parent any amount in excess of the lesser of (i) the amount of remaining proceeds from equity or debt financing sources under the applicable financing agreement as in effect as of the date hereof related to the applicable Project (for the avoidance of doubt excluding any revenue) as of the commercial operation date that are available for and permitted to be distributed from the applicable Project Company to Buyer in accordance with all applicable financing documents, the organizational documents of the applicable Company and its Subsidiaries (including the applicable Project Subsidiary) and Applicable Law, and (ii) the Buyers’ share, in accordance with the applicable organizational documents of the Project Company, of the actual Cost Savings with respect to such Cost Adjustment Project (as calculated in accordance with Section 6.18(a)).

(d) Any amount distributed to Buyers in accordance with this Section 6.18 shall be payable to Seller Parent as follows, in each case, subject to Section 6.18(e)):

(i) 75% of such distributed amount within 10 Business Days after the receipt of the applicable distribution by Buyers, subject to lender approval; and

(ii) the remaining 25% of such distributed amount within 180 days after the applicable commercial operation date, provided that if actual total project costs for the applicable Project set forth in the Updated Model for such Project exceeds the total project cost as set forth in the Original Model for such Project (a “Cost Overrun”), Buyers may retain an amount up to such Cost Overrun (less any amount previously reimbursed to Buyers pursuant to last sentence of this Section 6.18(d)) as reimbursement. If the amount of Cost Overrun with respect to any Project subject to this Section 6.18 exceeds the total project cost as set forth in the Original Model for such Project , Seller Parent shall reimburse an amount equal to such Cost Overrun to Buyers within 10 Business Days from receipt of notice from Buyers with respect to such Cost Overrun after final completion of the applicable Project.

For the avoidance of doubt, notwithstanding anything to the contrary in this Section 6.18, any Cost Savings and/or Cost Overrun calculations contemplated by this Section 6.18 shall be calculated based on the debt financing sources under the financing agreements for the applicable Cost Adjustment Project as in effect as of the date hereof (and shall not take into account any debt financing that has been amended, replaced or otherwise refinanced at the time of the calculation of such Cost Savings and/or Cost Overrun calculations).

(e) Each of the Buyers, the Seller Parent and Sellers shall cooperate and use good faith efforts to replace the Granite Mountain LC and the Iron Spring LC on or prior to applicable Closing with letters of credit substantially similar to the Granite Mountain LC and the Iron Spring LC (as applicable) that would not require cash collateralization upon the applicable Closing and on substantially the same terms for the provision thereof (including, without limitation, at substantially the same cost and expense for the issuance and maintenance of the Granite Mountain LC and the Iron Spring LC) (collectively, the “Replacement LCs”). If the Buyers, the Seller Parent and Sellers secure such Replacement LCs, such Replacement LCs shall remain in place and effective until the commercial operation date of the Project owned by the Granite Mountain Company and the Project owned by the Iron Springs Company or any of their respective Subsidiaries. For the avoidance of doubt, under no circumstances shall Buyers, any of their Affiliates, or any of their direct or indirect equityholders be required to post a guarantee in order to replace the Granite Mountain and/or the Iron Spring LC.

(f) (i) Each payment that would be otherwise payable to Seller Parent pursuant to clause (d) above shall be reduced (but not below zero) by the amount of the outstanding Credit Support Cost Recapture Amount. “Credit Support Recapture Amount” means (A) $3,000,000 plus (B) any upfront costs of securing any Replacement LC in accordance with Section 6.18(e).

(ii) Solely in the event that the Replacement LCs are not secured and if the obligations secured by the Granite Mountain LC and/or the Iron Springs LC are required to be cash collateralized in connection with the Closing with respect to the Three Cedars Group in accordance with financing agreement as in effect as of the date hereof for the Three Cedars Group and/or any of its Subsidiaries, then: (x) to the extent that any amounts are then due and payable to Seller Parent pursuant to Section 6.18(d), such amount shall be directed by Buyers to satisfy such cash collateral obligations to the extent of such amount that is due and payable and the Buyers shall be permitted to set off the cash collateral amounts posted by the Buyers under this Section 6.18(f) against the payments that would otherwise be payable to Seller under Section 6.18(d) and (y) to the extent that no or insufficient amounts are then due and payable to Seller Parent pursuant to Section 6.18(d), such cash collateral obligations shall be the responsibility of Sellers or Seller Parent (and Sellers and Seller Parent shall promptly deposit such cash collateral as and when required).

(iii) On or prior to October 31, 2019, upon the release to Buyers of all or any portion of the cash collateral provided by Buyers in accordance with clause (ii) above, Buyers shall pay an amount equal to (A) such portion of the released cash collateral that is actually received by Buyers and in respect of which the Buyers have exercised their set off rights under clause (ii) above, less the Credit Support Recapture Amount outstanding as of such date.

(g) If any distribution contemplated by this Section 6.18 that would be permitted under Applicable Law and the organizational documents of the applicable Project

Company but required consent of any project lenders, the Buyers shall seek in good faith to obtain such consent, and any such distribution shall only be required to be made upon approval by the lenders.

(h) As soon as reasonably practicable after the commencement of commercial operation of each Cost Adjustment Project, Buyer shall deliver to Seller Parent a written determination (each, a “Cost Savings Determination”) of the Cost Savings with respect to such Cost Adjustment Project, in each case including the basis for such Determination set forth in reasonable detail and all supporting calculations.

(i) Upon receipt of each Cost Savings Determination, Seller Parent shall have thirty (30) days (the “Review Period”) to review such Cost Savings Determination. In connection with the review of such Cost Savings Determination, Buyer shall cause (to the extent of Buyers rights with respect to such entities) the applicable Companies and the Companies’ Subsidiaries to give, to Seller Parent and its Representatives full access to the books, records and other materials of such Companies and their Subsidiaries. If Seller Parent has accepted such Cost Savings Determination in writing or has not given written notice to Buyer setting forth any objection of Seller Parent to such Cost Savings Determination (a “Statement of Objections”) prior to the expiration of the Review Period, then such Cost Savings Determination shall be final and binding upon the Parties. In the event Seller Parent delivers a Statement of Objections during the Review Period, Buyer and Seller Parent shall seek in good faith to agree on the amount of the applicable Cost Savings within ten (10) days following the receipt by Buyer of the Statement of Objections. If Buyer and Seller Parent are unable to reach an agreement as to such amounts and adjustments within such ten (10) day period, then the matter shall be submitted as promptly as practicable to a nationally recognized independent accounting or independent expert firm agreed to by Buyer and Seller Parent (the “Independent Expert”), who shall resolve the matters still in dispute and adjust the Cost Savings Determination and the Cost Savings reflected therein to reflect such resolution; provided, however, that the Independent Expert may not determine an amount of Cost Savings in excess of that claimed by Seller Parent or less than that claimed by Buyer. If, for any reason Buyer and Seller Parent cannot otherwise mutually agree on an Independent Expert, then either party may petition a court of competent jurisdiction to appoint the Independent Expert. The Parties shall cause the Independent Expert to make such determination as soon as reasonably practicable (and in any event within thirty (30) days) following the submission of the matter to the Independent Expert for resolution, and such determination shall be final and binding upon Buyer and Seller Parent and may be entered and enforced in any court having jurisdiction. Each of Buyer and Seller Parent agrees that it shall not have any right to, and shall not, institute any Action of any kind challenging such determination or with respect to the matters that are the subject of this Section 6.18, except that the foregoing shall not preclude an Action to enforce such determination. For the avoidance of doubt, the Independent Expert shall act as an expert, not an arbitrator, and neither this Section 6.18(c) nor the determination of the Independent Expert shall be subject to any relevant state or federal arbitration law.

(j) In the event any dispute is submitted to the Independent Expert for resolution as provided in Section 6.18(i), the fees, charges and expenses of the Independent Expert shall be paid one-half by Buyer and one-half by Seller Parent.

(k) Within five (5) Business Days of each final determination of the Cost Savings pursuant to Section 6.18(f) with respect to a Cost Savings Project that is greater than the Cost Savings set forth in the Cost Savings Determination, Section 6.18 (other than Sections 6.18(h), (i) and (j)) will apply to such excess mutatis mutandis.

6.19 Compliance with Separateness Provisions. Such Company and its Subsidiaries shall at all times comply in all material respects with the Separateness Provisions.

6.20 Credit Support.

(a) Seller Parent has posted certain guarantees in favor of certain third party beneficiaries (the “Guarantee Beneficiaries”) in connection with obligations of the Four Brothers Company and the Three Cedars Group, which guarantees are identified on Schedule 4.12. Prior to the conveyance of the Projects owned by the Four Brothers/Three Cedars Seller, such Seller, Seller Parent and Buyers shall use good faith efforts to obtain the consent of the Guarantee Beneficiaries to replace such guarantees (excluding any Excluded Guarantees) at the appropriate Closing with guarantees provided by one or more Buyers or a Buyer Affiliate. If any Guarantee Beneficiary fails to grant such consent, Seller Parent shall use good faith efforts to get approval from lenders to Seller Parent under existing corporate credit facilities, and shall keep Buyers informed regarding such discussions, allowing Seller Parent to keep such guarantees in place following the conveyance of relevant Projects to Buyers, subject to the provision of back-to-back guarantees in form and substance reasonably satisfactory to Seller Parent (the “Back-to-Back Guarantees”) from one or more Buyers or a Buyer Affiliate with creditworthiness that is reasonably acceptable to the Seller Parent. If, by August 15, 2016, each Guarantee Beneficiary has not granted its consent to the replacement of guarantees posted by Seller Parent, and (i) the lenders to Seller Parent have not allowed such guarantees to remain outstanding following such Closing or (ii) any Back-to-Back Guarantee and/or the creditworthiness of any Buyer or Buyer Affiliate providing such Back-to-Back Guarantee is not reasonably satisfactory to Seller Parent, then, the Agreement shall be terminated with respect to Four Brothers Company and Three Cedars Group and, notwithstanding Section 10.03(a), the Note Prepayment Amount for such Company Groups shall be due and payable on the earlier of (x) the sale, transfer (whether through a sale of equity or assets, or merger or similar corporate transaction), assignment, joint venture, or issuance, directly or indirectly of equity in of the Projects held by the Four Brothers Company and Three Cedars Group or any other type of monetization and (y) September 30, 2016.

(b) Seller Parent has posted certain letters of credit and bonds in favor of certain third party beneficiaries in connection with obligations of (x) the Four Brothers Company, the Three Cedars Group, and the Mount Signal Group which letters of credit are identified on Schedule 4.12 and (y) the Hawaii Group to support obligations under any engineering, procurement and construction contract (including in connection with issuances of any limited notices to proceed). Buyers hereby agree (i) to use good faith efforts to replace such letters of credit or bonds (as applicable) upon Closing with respect to the Four Brothers Company, the Three Cedars Group, the Mount Signal Group, and the Hawaii Group, as applicable, or as soon thereafter as possible (including, in Buyers’ sole discretion, by replacing such letters of credit or bonds with a guaranty by a Buyer or one of its subsidiaries to the extent reasonably practicable), and (ii) regardless, to replace each of such letters of credit or bonds with a letter of credit or bond

(as applicable) posted by one or more Buyers (or an Affiliate of Buyers, including any applicable Company Group Entity) no later than June 30, 2016. In connection with the replacement of such letters of credit or bond posted by Seller Parent, the Parties may agree that amounts paid or payable to any of the Buyers under this Agreement (or paid or payable to Buyers pursuant to the Ancillary Agreements) can be used at the applicable Buyer’s discretion to replace Seller Parent letters of credit or bonds (either by cash collateralizing replacement letters of credit or bonds or by cash collateralizing the underlying obligations).

(i) If one or more letters of credit or bonds posted by Seller Parent in connection with obligations of the Four Brothers Company, the Three Cedars Group, the Mount Signal Group, or the Hawaii Group remain outstanding following the Closing of the sale of such Company Group to Buyers:

(1) Buyers shall, upon demand by Seller Parent, pay Seller Parent amounts equal to 8% letter of credit fees and similar fees paid by Seller Parent or its Affiliates in connection with such letters of credit or bonds from such Closing for so long as such letter of credit or bond remains outstanding,

(2) Seller Parent will (i) fund reimbursement obligations arising as a result of a draw on such Seller Parent letters of credit or bond and (ii) cash collateralize such letters of credit or bond if required pursuant to the terms of the Seller Parent’s corporate credit facilities, provided that:

(A) Buyers shall, upon demand by Seller Parent, pay Seller Parent interest on drawn amount or cash collateral at higher of interest charged under Seller Parent’s corporate credit facilities and 10% ;

(B) Seller Parent can offset drawn amounts or cash collateral against (i) the then outstanding principal amount of Exchangeable Notes, (ii) amounts payable to Buyers under this Agreement, (iii) amounts payable to Buyers under Ancillary Agreements or (iv) amounts payable to any Buyers under the 2014 PSA (and if such offset is not effected immediately upon Seller Parent’s reimbursement or cash collateralization, then drawn amounts and cash collateral shall accrue interest at twelve percent (12%) until equivalent obligations are set off); and

(C) In any event, Buyers shall be obligated to repay amounts drawn on a letter of credit or bond and cash collateral posted in respect of a letter of credit or bond no later than the date on which such letter of credit or bond is required to be replaced

(3) No Seller, Seller Parent or any of their Affiliates will, in any event, be obligated to amend, renew or extend the expiration of a letter of credit or bond posted in connection with the obligations of a Company or any of its Subsidiaries which remains outstanding following the Closing with respect to such Company Group.

(c) Nothing in this Section 6.20 shall apply to the Granite Mountain LC and the Iron Springs LC.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF BUYERS

7.01 Conditions to Obligations of Buyer. The obligations of each Buyer to consummate the Closing with respect to any Company Group are subject to the fulfillment, at or before such Closing, of each of the following conditions (all or any of which may be waived in whole or in part by such Buyer in its sole discretion); provided that such Buyer may not rely on the failure of any such condition to be satisfied if such failure was caused by the breach by such Buyer of any of its obligations set forth in this Agreement:

(a) Representations and Warranties. The representations and warranties of Seller Parent and Sellers in (i) Article III and Sections 4.01, 4.02, 4.04, 4.05, 4.06, 4.11, 4.12, 4.17, 4.21, 4.22 and 4.23, respectively, shall be true and accurate in all respects to the extent qualified by “materiality” or “Material Adverse Effect” and otherwise shall be true and accurate in all material respects, in each case on and as of the applicable Closing Date as though made on and as of such Closing Date, except for representations and warranties which are as of a specific date, in each case, which shall be true and accurate as of such date, and (ii) each of the other representations and warranties (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers) of Sellers in Article IV shall be true and accurate in all respects on and as of the applicable Closing Date as though made on and as of such Closing Date, except for representations and warranties which are as of a specific date, in each case, which shall be true and accurate as of such date, and except in the case of this clause (ii), for such failures to be true and accurate that do not have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance. Seller Parent and Sellers shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by them at or before the applicable Closing.

(c) Officer’s Certificates.

(i) Seller Parent and Sellers shall have delivered to Buyers at the applicable Closing a certificate of an authorized officer of Seller Parent (with respect to the representations and warranties in Article III) and Sellers (with respect to the representations and warranties in Article IV), each such certificate dated as of the applicable Closing Date, as to the applicable matters set forth in Sections 7.01(a) and 7.01(b).

(ii) Sellers shall have caused each Company to deliver a certificate, dated the applicable Closing Date and executed by an authorized officer of such Company, certifying and attaching the following: (A) the Organizational Documents of such Company and (B) a good standing certificate of such Company issued by the secretary of state of the state of its formation.

(iii) Each Seller shall have delivered a certificate, dated the applicable Closing Date and executed by an authorized officer of such Seller, certifying and attaching the following: (A) the Organizational Documents of such Seller, (B) one or more board or other resolutions or other authorizations of such Seller authorizing the transactions contemplated hereby and the execution, delivery and performance of this Agreement, the Ancillary Agreements to which such Seller is a party and any other instruments or agreements required thereunder to which such Seller is a party and (C) a good standing certificate of such Seller issued by the secretary of state of the state of its formation.

(d) Orders, Actions and Applicable Laws. There shall not be in effect on the applicable Closing Date any Order or Applicable Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the applicable Closing.

(e) Approvals. (i) The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired or, if applicable, any agreement with the Department of Justice or the Federal Trade Commission, as the case may be, not to consummate the transactions shall have been terminated (“HSR Approval”), (ii) the consent of HECO (including a waiver of any applicable right of first refusal) for the consummation of the transactions with respect to any Project of the Hawaii Group and (iii) the consent of Dominion Solar Projects III, Inc. referenced in Section 6.03(c) and each consent, approval or waiver set forth on Schedule 7.01(e) with respect to the applicable Company Group or that Seller Parent reasonably determines is necessary to obtain prior to the applicable Closing and with respect to which Seller Parent delivers an update to Schedule 7.01(e) on or prior to January 10, 2016 shall have been obtained or made (the “Third Party Approvals” and together with HSR Approval, collectively, the “Specified Approvals”).

(f) Ancillary Agreements. Sellers and Seller Parent shall have delivered to Buyers the Ancillary Agreements to which Sellers, Seller Parent or any of their Affiliates is a party, executed by Sellers, Seller Parent or such Affiliate, as applicable, and such agreements shall be in full force and effect.

(g) Terminated Agreements. (i) Seller Parent shall have complied with Section 6.15(a) in full, and (ii) the Parties shall have agreed on Schedule 6.15(b).

(h) Hawaii Company Group Development Expenses. In case of the Hawaii Oahu Group and the Hawaii Kawailoa Group, Seller Parent and Sellers shall have complied with Section 6.16(c) in full.

(i) Interest Rate Swaps. In the case of the Three Cedars Company and the Four Brothers Company, Seller Parent and Sellers shall have complied with Section 6.17 in full.

(j) No Default. There shall be no event of default or breach that has not been cured within any applicable grace period or waived under any Company Contract that are financing documents, power purchase agreements or interconnection agreements related to the Projects held by the applicable Company Group.

(k) Financing. In the case of the Oahu Company and the Kawailoa Company, Buyers or their applicable Affiliates shall have obtained the debt and/or tax equity financing commitments contemplated by Section 6.16(a)(1).

(l) JV Definitive Agreement. In the case of the Mount Signal 2 Company and the Mount Signal 3 Company, Buyers or their applicable Affiliates shall have entered into the JV Definitive Agreement.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF SELLERS

8.01 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the Closing is subject to the fulfillment, at or before such Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in their sole discretion); provided, that Sellers may not rely on the failure of any such condition to be satisfied if such failure was caused by the breach by a Seller of any of its obligations set forth in this Agreement:

(a) Representations and Warranties. The representations and warranties (without giving effect to any “materiality” qualifiers contained therein) made by Buyer in Article V shall be true and accurate on and as of the applicable Closing Date as though made on and as of such Closing Date, except for representations and warranties which are as of a specific date, in each case, which shall be true and accurate as of such date, with only such exceptions as would not in the aggregate have a material adverse effect on Buyers’ ability to consummate the transactions contemplated by this Agreement.

(b) Performance. Buyers shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be so performed or complied with by them at or before the applicable Closing.

(c) Officer’s Certificates. Each Buyer shall have delivered to Sellers at the applicable Closing a certificate of an authorized officer of such Buyer, dated as of the applicable Closing Date, as to the matters set forth in Sections 8.01(a) and 8.01(b).

(d) Orders, Actions and Applicable Laws. There shall not be in effect on the applicable Closing Date any Order or Applicable Law prohibiting or making illegal the consummation of the applicable Closing.

(e) Approvals. The Third Party Approvals with respect to the applicable Company Group and HSR Approval shall have been obtained.

(f) Ancillary Agreements. Each Buyer shall have delivered to Sellers the Ancillary Agreements to which such Buyer or any of its Affiliates is a party, executed by such Buyer or such Affiliate, as applicable, and such agreements shall be in full force and effect.

(g) Credit Support. Any guarantee, letter of credit, bond or other credit support arrangement (excluding, with respect to any Project, any guaranty from any Seller, Seller Parent or any of their Affiliates of the obligations of a Subsidiary of Seller, Seller Parent or any of their Affiliates to provide equipment or services under any equipment supply agreement or servicing agreement, in each case, to the extent and for so long as such supply or servicing agreement remains in full force and effect after the applicable Closing for such Project, such guarantees the “Excluded Guarantees”) posted for the account of, or to which Seller Parent or its Affiliates (other than the applicable Companies and their Subsidiaries) is party with respect to any Project held by the applicable Company Group shall have been terminated at Closing, and Seller Parent and such Affiliates shall have been released therefrom without any further Liabilities thereunder except in each case as provided in Section 6.18 or Section 6.20.

ARTICLE IX

TAX MATTERS

9.01 Transfer Taxes. Sellers shall be responsible for the timely payment of, and shall indemnify and hold harmless Buyer from and against, all transfer, sales, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges, if any, arising out of or in connection with the transactions contemplated by this Agreement. Sellers shall prepare and file all necessary documentation and tax returns with respect to such taxes; provided, however, that Buyers shall cooperate with Sellers and take any action reasonably requested by Sellers which does not cause Buyers to incur any cost or inconvenience in order to minimize such taxes.

9.02 FIRPTA Certificate. On the applicable Closing Date, Sellers shall deliver to Buyers a certificate under Section 1445(b)(2) of the Code providing that Sellers are not foreign persons, in form and substance reasonably satisfactory to Buyer.

ARTICLE X

TERMINATION

10.01 Termination.

(a) This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time by notice from any Party to the other Parties (except that no notice need be given if termination is pursuant to Section 10.01(a)):

(i) by mutual written consent of the Parties;

(ii) by any Party:

(1) if the Closing with respect to each Company Group has not occurred on or before January 4, 2017 (the “End Date”); or

(2) if any court of competent jurisdiction in the United States or other Governmental Authority shall have issued a final Order or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or other action is or shall have become final and nonappealable.

(b) The provisions of this Agreement may be terminated with respect to any Company Group, and the transactions with respect to such Company Group contemplated by this Agreement may be abandoned, at any time prior to the Closing of the transactions with respect to such Company Group by notice to the other Parties:

(i) by Buyers, if there has been a breach by any Seller or Seller Parent of any representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a condition to such Closing set forth in Section 7.01(a) or 7.01(b) and (y) such breach is incapable of being cured or, if curable, is not cured by Sellers or Seller Parent, as applicable, by the earlier of (i) within thirty (30) days after the giving of written notice of such breach or failure and (ii) the End Date; provided, that at the time of such termination, Buyers shall not be in material breach of their obligations under this Agreement;

(ii) by Sellers, if there has been a breach by any Buyer of any representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a condition to such Closing set forth in Section 8.01(a) or 8.01(b) and (y) such breach is incapable of being cured or, if curable, is not cured by such Buyer by the earlier of (i) within thirty (30) days after the giving of written notice of such breach or failure and (ii) the End Date; provided, that at the time of such termination, none of Sellers or Seller Parent shall not be in material breach of their obligations under this Agreement;

(iii) by Buyers, in the case of any Company Group (other than the Four Brothers Company and the Three Cedars Group), if the Closing with respect to such Company Group has not occurred on or before April 1, 2016 and in the case of the Four Brothers Company and the Three Cedars Group, if the Closing with respect to such Company Group has not occurred on or before June 1, 2016, provided, in each case, that such right to terminate this Agreement must be exercised no later than ten (10) Business Days after such date;

(iv) by Sellers, with respect to a Company Group, if Buyers fail to exercise their right to terminate this Agreement with respect to such Company Group pursuant to paragraph (iii) above within the 10 Business Day period set forth therein, provided that such right to terminate this Agreement must be exercised no later than (10) Business Days after the last day of such period;

(v) by Buyers, in accordance with Sections 6.16(a)(2), 6.16(b), 6.16(c) or 6.16(f), provided, in each case, that such right to terminate this Agreement must be exercised no later than (10) Business Days after February 29, 2016 with respect to the Hawaii Oahu Group and (10) Business Days after March 31, 2016 with respect to the Hawaii Kawailoa Group;

(vi) (A) by Sellers, solely with respect to the Hawaii Oahu Group, if Buyers do not obtain debt and/or tax equity financing with respect to the Projects of such Company Group as contemplated by Section 6.16(a) and Buyers do not exercise their right to terminate this Agreement with respect to the Hawaii Oahu Group pursuant to paragraph (v) above within the time period set forth therein and (B) by Sellers, solely with respect to the Hawaii Kawailoa Group, if Buyers do not obtain debt and/or tax equity financing with respect to the Project of such Company Group as contemplated by Section 6.16(b) and Buyers do not terminate this Agreement with respect to the Hawaii Kawailoa Group pursuant to paragraph (v) above within the time period therein, and provided that Sellers must exercise such right to terminate this Agreement no later than then (10) Business Days after the end of such applicable time period, and provided further, that at the time of such termination, (x) none of Sellers or Seller Parent shall be in breach of their obligations under this Agreement and (y) none of the representations and warranties of the Sellers and Seller Parent with respect to the applicable Company Group, Company Group Entities or Projects shall be untrue or inaccurate as of the date made or as of the date of such termination, in each case which would result in a failure of a condition to such Closing set forth in Section 7.01(a) or 7.01(b);

(vii) by either party if any court of competent jurisdiction in the United States or other Governmental Authority shall have issued a final Order or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions with respect to the such Company Group contemplated by this Agreement and such Order or other action is or shall have become final and nonappealable.

10.02 Effect of Termination.

(a) If this Agreement is validly terminated pursuant to Section 10.01(a), this Agreement will forthwith become null and void, and there will be no Liability on the part of any Party (or any of their respective Representatives or Affiliates) in respect of this Agreement, except that (a) the provisions with respect to indemnification in Article XI, expenses in Section 12.02 and confidentiality in Section 12.03, and this Section 10.02 and Sections 10.03, 12.12, 12.14, 12.15, 12.16, 6.09, 6.14(b), 6.14(c), 6,16(a), 6.16(b) and 6.16(f) will continue to apply following any termination, and (b) nothing in this Section 10.02 shall release any Party from Liability for any (i) willful failure of such Party to fulfill a condition to the performance of the material obligations of another Party, (ii) failure to perform a material covenant of this Agreement or (iii) breach by such Party of any material representation or warranty or agreement contained herein.

(b) If the provisions of this Agreement with respect to any Company Group are validly terminated pursuant to Section 10.01(b), such provisions will forthwith become null and void with respect to such Company Group, and there will be no Liability on the part of any Party (or any of their respective Representatives or Affiliates) in respect of such provisions in relation to such Company Group, except that (a) the provisions with respect to indemnification in Article XI, expenses in Section 12.02 and confidentiality in Section 12.03, and this Section 10.02 and Sections 10.03, 12.12, 12.14, 12.15, 12.16, 6.09, 6.14(b), 6.14(c), 6,16(a), 6.16(b) and 6.16(f) will continue to apply following any termination, and (b) nothing in this Section 10.02 shall release any Party from Liability for any willful (i) failure of such Party to fulfill a condition to the performance of the material obligations of another Party, (ii) failure to perform a material covenant of this Agreement or (iii) breach by such Party of any material representation or warranty or agreement contained herein.

10.03 Exchangeable Note Prepayment.

(a) Except as otherwise provided in this Agreement, in the event of a termination of this Agreement by any Buyer pursuant to Section 10.01(b)(iii) or by any Seller pursuant to Section 10.01(b)(iv) or (v), then, within twenty (20) days of such termination, Seller Parent or Note Issuer shall purchase, and each Buyer shall sell, an aggregate principal amount of Exchangeable Notes equal to its pro rata share of the Note Prepayment Amount for the Company Group (as set forth on Schedule A) with respect to which such termination has occurred, in accordance with the Exchangeable Notes Indenture. The Parties agree that, upon payment in full in cash of any Buyer’s pro rata share of the Note Prepayment Amount together with all accrued and unpaid interest on the Exchangeable Note held by such Buyer, such Buyer shall cause all of the Exchangeable Notes held by it to be delivered to the Note Trustee on behalf of Note Issuer, through the facilities of the Depositary, for cancellation in accordance with Section 2.12 of the Exchangeable Note Indenture.

(b) Each of Seller Parent and Note Issuer acknowledges that it shall have no right under this Agreement to offset any amount owed (or to become due and owing) to it, whether under this Agreement or otherwise, against its obligations to make payment required to be made under this Agreement.

(c) The Parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated as described in Section 10.03(a) and Seller Parent and Sellers were not otherwise obligated to close the transactions contemplated by this Agreement pursuant to Section 2.02 at the time of such termination, any Buyer’s right to cause payment of the Note Prepayment Amount by Seller Parent pursuant to Section 10.03(a) shall be the sole and exclusive remedy of Buyers and any Person claiming by, through or for the benefit of Buyers against (i) Seller Parent or Sellers, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any Person named in clause (i), and (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, management companies, directors, officers, employees, agents, attorneys, representatives, Affiliates, members, managers, general or limited partners, or shareholders of any of the foregoing for any losses (whether in law or equity and whether based on contract, tort or otherwise) suffered as a result of any breach of any representation, warranty, covenant or agreement, the failure of the transactions contemplated by this Agreement to be consummated, based upon, arising out of or relating to this Agreement (including any breach or alleged breach hereof or thereof), the negotiation, execution or performance hereof or the transactions contemplated hereby or in respect of any oral or written representations made or alleged to be made in connection herewith, whether at law or equity, in contract, in tort or otherwise. Notwithstanding the foregoing, the foregoing limitations shall not apply to claims arising out of Company Groups with respect to which a Closing has occurred prior to termination of this Agreement.

ARTICLE XI

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

11.01 Survival.

(a) The representations and warranties contained in Sections 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.13, 4.14, 4.16 and 4.19 of this Agreement or in any certificate with respect thereto delivered pursuant to this Agreement, in each case, as they relate to matters related to a Company Group, Equity Interest with respect to such Company Group, or Sellers with respect to such Company Group and the representations and warranties of Buyers contained in Sections 5.03, 5.04 and 5.05 as they relate to matters related a Company Group, Equity Interest with respect to such Company Group, or Sellers with respect to such Company Group shall survive the Closing with respect to such Company Group for fifteen (15) months following such Closing. Each of the other representations and warranties contained in this Agreement (such other representations that are set forth in Article IV or Article V, the “Fundamental Representations”) shall survive until ninety (90) days after the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled).

(b) If a Party delivers an indemnification notice to the other Party before the expiration of a representation or warranty, then the right to assert a claim for indemnification with respect to the applicable representation or warranty shall survive until the resolution of the matter covered by such notice. No claim for indemnification may be made after the expiration of the applicable survival period.

11.02 Indemnification.

(a) Subject to the limitations set forth in this Article XI, subsequent to the Closing Date, (i) Seller Parent shall, jointly and severally with each other Seller, and Sellers shall, severally and not jointly, indemnify, hold harmless and defend Buyers and their Affiliates against any liability, loss, cost, expense or reasonable attorneys’ fees or Action (collectively, “Losses” and individually, a “Loss”) that any of the foregoing suffers as a result of any breach or inaccuracy of the representations and warranties (each such breach a “Warranty Breach”) of any Seller set forth in Article IV.

(b) Subject to the limitations set forth in this Article XI, subsequent to the Closing Date with respect to a Company Group, each Buyer shall severally, but not jointly, indemnify, hold harmless and defend the Sellers and their Affiliates against any Loss that any of the foregoing suffers as a result of any breach or inaccuracy of the representations and warranties by such Buyer set forth in Article V relative to matters related to the Company Group with respect to which such Closing Date has occurred

11.03 Third Party Claims. The obligations and liabilities of an Indemnifying Party with respect to Losses resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) The Indemnified Party shall promptly give written notice to the Indemnifying Party of any Third Party Claim that might give rise to any Loss by the Indemnified Party, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially prejudiced thereby. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument.

(b) From and after receipt of notice of a Third Party Claim pursuant to Section 11.03(a), the Indemnifying Party shall have the right to assume and conduct, at its own expense, the defense against the Third Party Claim in its own name or in the name of the Indemnified Party with counsel reasonably acceptable to the Indemnified Party if the Indemnifying Party has, based on the facts and circumstances available at the time, unconditionally acknowledged in writing its obligation to indemnify the Indemnified Party in respect of such Third Party Claim in accordance with and subject to the terms of this Agreement and without prejudice to the amount of any Loss. Any Indemnified Party shall have the right to employ separate counsel in any such Third Party Claim and/or to participate in the defense thereof, but the fees and expenses of such counsel shall not be included as part of any Loss incurred by the Indemnified Party and shall not be payable by the Indemnifying Party; provided, however, that if the representation of any such Indemnified Party by the same counsel as the Indemnifying Party would be inappropriate under applicable standards of professional conduct, the Indemnified Party shall be entitled to appoint one separate counsel for such claims and defenses, at the reasonable cost and expense of the Indemnifying Party. The party or parties conducting the defense of any Third Party Claim shall keep the other parties apprised of all significant developments with respect thereto and shall not enter into any settlement, compromise or consent to judgment with respect to such Third Party Claim without the prior consent of the other parties thereto, such consent not to be unreasonably withheld; provided, however, that the Indemnifying Party shall be entitled to settle, compromise or consent to a judgment without the consent of the Indemnified Party with respect to a Third Party Claim that only imposes monetary obligations that are paid by the Indemnifying Party and contains a release of the Indemnified Party from all liability thereunder. The Indemnified Party shall make available all information and assistance for the defense of the Third Party Claim as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.

(c) Notwithstanding the foregoing, if a Buyer determines in good faith that an adverse determination with respect to a Third Party Claim would reasonably be expected to be materially detrimental to the future business prospects or operations of the Companies, taken as a whole, such Buyer may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third Party Claim; provided that the Indemnifying Party will not be bound by any compromise or settlement effected without its consent.

11.04 Limitations on Indemnification.

(a) As to any claim for Warranty Breach (other than with respect to a claim for a breach or inaccuracy of a Fundamental Representation) with respect to any Company

Group, the Indemnified Party shall not be entitled to indemnification (i) with respect to any Loss or a series of related Losses for less than $100,000, (ii) until all Losses (including any de minimis Loss excluded pursuant to the foregoing clause (i)) to such Indemnified Party exceed, in the aggregate, an amount equal to the Applicable Deductible and then only to the extent of such excess, and (iii) in no event shall the Indemnifying Party be responsible for Losses in excess of the Applicable Cap in the aggregate. “Applicable Cap” means, with respect to a Company Group, fifteen (15)% of the applicable Company Group Amount for such Company Group. “Applicable Deductible” means, with respect to a Company Group, 1% of the applicable Company Group Amount for such Company Group.

(b) In no event shall any Buyer be liable for any Losses as to any claim for indemnification based on an inaccuracy or breach of any representation and warranty with respect to any Company Group in excess of such Buyer’s pro rata share of the Applicable Cap with respect to such Company Group.

(c) Solely for the purposes of this Article XI, from and after Closing any reference to “material”, “materially” or “Material Adverse Effect” in any representation or warranty (other than those representations and warranties in Sections 4.01(b), 4.09, 4.11, 4.13 and 4.14) shall be disregarded solely for purposes of determining the amount of Losses attributable to any Warranty Breach, and for purposes of determining whether there has actually been a Warranty Breach.

(d) Buyers and the Sellers and Seller Parent on behalf of each of their respective Indemnified Parties waives any right to recover, indirect, special, exemplary or punitive damages, unless such indirect, special, exemplary, punitive or other kind of special damages are awarded to a Person in an indemnifiable Third Party Claim.

(e) Each Person entitled to indemnification hereunder shall use commercially reasonable efforts to mitigate all Losses upon becoming aware of any event or circumstance that could reasonably be expected to give rise to any Losses that are indemnifiable under this Article XI. If such Indemnified Party mitigates its Losses after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received, but such payment shall not exceed the indemnity payment paid by the Indemnifying Party.

(f) Any indemnifiable claim with respect to any breach by a Party of a representation and warranty shall be net of any insurance proceeds received by the Indemnified Party or amounts actually recovered from any other Person alleged to be responsible therefor (net of any costs of collection, increased premium or other out-of-pocket costs related to the insurance claim or third party recovery in respect of Losses). If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party (net of any costs of collection, increased premium or other out-of-pocket costs related to the insurance claim or third party recovery in respect of Losses).

(g) Any Losses as to an indemnifiable claim with respect to any breach or nonperformance by a Party of a representation, warranty, covenant or agreement shall be calculated without reduction for any Tax Benefit available to the Indemnified Party. However, to the extent that the Indemnified Party actually realizes a Tax Benefit as a result of any Loss in any taxable year in which or prior to which such Loss was incurred, the Indemnified Party shall pay the amount of such Tax Benefit (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Loss) to the Indemnifying Party as such Tax Benefit is actually realized by the Indemnified Party. For this purpose, the Indemnified Party shall be deemed to realize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Loss from all taxable years, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Loss for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).

11.05 Remedies Exclusive. The indemnification rights of the Parties under this Article XI are the exclusive remedies after the applicable Closing available to the Parties and any Indemnified Party with respect to any claims or disputes arising with respect to breaches of representations set forth in Article IV and Article V other than claims involving fraud, with respect to which the Parties’ rights and remedies shall not be affected or diminished hereby.

ARTICLE XII

MISCELLANEOUS

12.01 Entire Agreement. This Agreement and the Ancillary Agreements supersede all prior discussions and agreements among the Parties with respect to the subject matter hereof and thereof, and contain the sole and entire agreement among the Parties with respect to the subject matter hereof and thereof.

12.02 Expenses. Buyers shall deliver to Seller Parent (a) no later than five (5) Business Days after the date hereof, a statement of their reasonable and documented fees and expenses incurred prior to the date hereof in connection with the negotiation, execution and consummation of the transactions contemplated by this Agreement (including the transactions to be consummated on each Closing), the 2014 PSA and the Exchangeable Note Indenture and the exercise of any of their rights and remedies in connection therewith (which fees and expenses shall be due and payable solely for purposes of the definition of “Net Note Principal Amount” as of the date hereof), and (b) no later than five (5) Business Days after each Closing Date, a statement of their reasonable and documented fees and expenses incurred or estimated to be incurred prior to such Closing Date in connection with the negotiation, execution and consummation of the transactions contemplated by this Agreement (including the transactions to be consummated on such Closing and any amendment or waiver of this Agreement) (which fees and expenses shall be due and payable solely for purposes of the definition of “Net Note

Principal Amount” as of such Closing Date) (collectively, with the fees and expenses referred to in clause (a), the “Transaction Expenses”). Seller Parent shall reimburse Buyers for (1) all of the Transaction Expenses subject to the terms of this Agreement and (2) their reasonable fees and expenses incurred after the date hereof in connection with the exercise of their rights and remedies in connection with the 2014 PSA (as amended on the date hereof), the Exchangeable Note Indenture or this Agreement upon submission of invoices therefor.

12.03 Confidentiality. From and after the applicable Closing, Sellers will hold, and will use their reasonable best efforts to cause their Affiliates and Representatives to hold, in strict confidence from any other Person all information and documents relating to the Companies, provided that nothing in this sentence shall limit the disclosure by any Party of any information (a) to the extent required by Applicable Law or judicial process (provided that if permitted by Applicable Law, Sellers agree to give Buyers prior notice of such disclosure), (b) in connection with any litigation among the Parties or their Affiliates, (c) in an Action brought by a Party in pursuit of its rights or in the exercise of its remedies under this Agreement, (d) to the extent that such documents or information can be shown to have come within the public domain through no action or omission of the disclosing Party or its Affiliates in violation hereof, (e) to its Affiliates (but the Party shall be liable for any breach by its Affiliates), (f) to its actual or prospective investors, advisors, lenders, underwriters, legal representatives or other third parties who have a reason to know and (g) to investors, purchasers or other assignees of any Company or any Company Subsidiary.

12.04 Announcements. No Party shall, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use the other’s name or refer to the other directly or indirectly in connection with its relationship with the other in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other Parties, unless required by Applicable Law or the applicable requirements of a regulated securities exchange, provided that each Party will be given a reasonable opportunity to review and comment on any proposed press release or other public statement by any other Party required by Applicable Law or such requirements prior to its issuance.

12.05 No Waiver. No failure on the part of any Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of any such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Applicable Law.

12.06 Amendments. Any provision of this Agreement may be amended, modified, supplemented or waived only by an instrument in writing duly executed by Seller Parent, MDCP and DESCH. Any such amendment, modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon the Parties, and any such waiver shall be effective only in the specific instance and for the purposes for which given.

12.07 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or electronic transmission in PDF format, on the next Business Day if sent by prepaid overnight carrier (providing proof of delivery) or on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses, facsimile numbers or email addresses (or at such other addresses, facsimile numbers or email addresses as shall be specified by the Parties by like notice):

if to Buyers:

c/o D. E. Shaw & Co., L.P.

1166 Avenue of the Americas, 6th Floor

New York, New York 10036

Attn: Martin Lebwohl

Facsimile: (212) 478-0100

Email: martin.lebwohl@deshaw.com

c/o Madison Dearborn Capital Partners IV, L.P.

c/o Madison Dearborn Partners, LLCZ

Three First National Plaza, Suite 4600

Chicago, Illinois 60603

Attn: Matt Raino, Mark Tresnowski

Facsimile: (312) 895-1041

Email: mraino@MDCP.com; mtresnowski@MDCP.com

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attn: Michael J. Gillespie

Facsimile: (212) 909-6836

Email: mjgillespie@debevoise.com

if to Seller Parent or Sellers:

SunEdison Inc.

13736 Riverport Drive, Suite 180

Maryland Heights, Missouri 63043

Attn: General Counsel

Facsimile: (866) 773-0791

Email: [                    ]

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, DC 20005

Attn: Paul Kraske

Facsimile: (202) 661-9034

Email: paul.kraske@skadden.com

12.08 Captions. The captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

12.09 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction and, in lieu of such prohibited or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such prohibited or unenforceable provision as may be possible.

12.10 Assignment.

(a) Subject to Section 12.10(b), the rights and obligations of the Parties under this Agreement are not assignable without the prior written consent of the other Parties, which such Parties may withhold in their discretion.

(b) Any Buyer may assign this Agreement to one or more of (i) such Buyer’s Affiliates, (ii) another Buyer or any of its Affiliates or (iii) any Person in which one or more Buyers or their respective Affiliates are members. Any Buyer may assign this Agreement or any of its rights hereunder to one or more third parties who acquire interests in any Company; provided that such assignment shall not relieve such Buyer of any of its obligations hereunder or enlarge, alter or change any obligation of another Party, and may assign rights and obligations hereunder in connection with the sale, assignment, financing or other transfer of any Company and/or its Subsidiaries.

12.11 Counterparts; Third Party Beneficiaries. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the Parties may execute this Agreement by signing any such counterpart. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns; provided that Section 6.11 and this Section 12.11 are intended to be for the benefit of, and enforceable by, the Persons named therein.

12.12 Disclosure. Sellers have set forth information on the Disclosure Schedule in a section thereof with respect to a Company Group that corresponds to the section of this Agreement and Company Group to which it relates. Information disclosed in any Disclosure

Schedule shall constitute a disclosure for purposes of all other Disclosure Schedules notwithstanding the lack of specific cross-reference thereto, but only to the extent the applicability of such disclosure to such other Disclosure Schedule is reasonably apparent on its face. The Parties acknowledge and agree that (a) the Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of Buyers and (b) the disclosure by Sellers of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgment by Sellers that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

12.13 Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, money damages would not be a sufficient remedy and that the Parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity. For clarity, no Buyer is obligated to close with respect to any applicable Closing if the conditions to such Closing have not been satisfied.

12.14 Governing Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE.

12.15 Consent to Jurisdiction.

(a) For all purposes of this Agreement, and for all purposes of any Action arising out of or relating to the transactions contemplated hereby or for recognition or enforcement of any judgment, each Party submits to the personal jurisdiction of the courts of the State of New York and the federal courts of the United States sitting in New York County, and hereby irrevocably and unconditionally agrees that any such Action shall be heard and determined in such New York court or, to the extent permitted by Applicable Law, in such federal court. Each Party agrees that a final judgment in any such Action may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Applicable Law.

(b) Each Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so:

(i) any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or any related matter in any New York state or federal court located in New York County; and

(ii) the defense of an inconvenient forum to the maintenance of such Action in any such court.

(c) Each Party irrevocably consents to service of process by registered mail, return receipt requested, as provided in Section 12.07. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Applicable Law.

12.16 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SUNEDISON, INC.

By:	/s/ Ahmad Chatila
Name: Ahmad Chatila
Title: President & CEO

[Signature Page to the Purchase and Sale Agreement]

SUNE HAWAII SOLAR HOLDINGS, LLC

By:	/s/ Martin Truong
Name: Martin Truong
Title: Authorized Officer

FIRST WIND SOLAR PORTFOLIO, LLC

By:	/s/ Martin Truong
Name: Martin Truong
Title: Authorized Officer

FIRST WIND CALIFORNIA HOLDINGS, LLC

By:	/s/ Martin Truong
Name: Martin Truong
Title: Authorized Officer

SUNE WIND HOLDINGS, INC.

By:	/s/ Martin Truong
Name: Martin Truong
Title: Authorized Officer

[Signature Page to the Purchase and Sale Agreement]

SELLER NOTE, LLC

By:	/s/ Brian Wuebbels
Name: Brian Wuebbels
Title: President

[Signature Page to the Purchase and Sale Agreement]

NORTHWESTERN UNIVERSITY

By:	/s/ Mark B. Tresnowski
Name: Mark B. Tresnowski
Title: POA

[Signature Page to the Purchase and Sale Agreement]

MADISON DEARBORN CAPITAL PARTNERS IV, L.P.

By:	Madison Dearborn Partners IV, L.P.
Its: General Partner

By:	Madison Dearborn Partners, LLC
Its: General Partner

By:	/s/ Mark B. Tresnowski
Name: Mark B. Tresnowski
Title: Managing Director

[Signature Page to the Purchase and Sale Agreement]

D.E. SHAW COMPOSITE HOLDINGS, LLC

By:	/s/ Bryan Martin
Name: Bryan Martin
Title: Authorized Signatory

D.E. SHAW CF-SP SERIES 1 MWP ACQUISITION, L.L.C.

By:	/s/ Bryan Martin
Name: Bryan Martin
Title: Authorized Signatory

D.E. SHAW CF-SP SERIES 13-04, L.L.C.

By:	/s/ Bryan Martin
Name: Bryan Martin
Title: Authorized Signatory

D.E. SHAW CF-SP SERIES 8-01, L.L.C.

By:	/s/ Bryan Martin
Name: Bryan Martin
Title: Authorized Signatory

D.E. SHAW CF-SP SERIES 11-06, L.L.C.

By:	/s/ Bryan Martin
Name: Bryan Martin
Title: Authorized Signatory

[Signature Page to the Purchase and Sale Agreement]

DE SHAW CF-SP SERIES 10-07, L.L.C.

By:	/s/ Bryan Martin
Name: Bryan Martin
Title: Authorized Signatory

[Signature Page to the Purchase and Sale Agreement]